Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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CREDIT ACCEPTANCE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Credit Acceptance Corporation
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held June 2, 2023
_______________

NOTICE IS HEREBY GIVEN that the 2023 annual meeting of shareholders of Credit Acceptance Corporation, a Michigan corporation, will be held at its principal executive offices, 25505 West Twelve Mile Road, Southfield, Michigan 48034, on Friday, June 2, 2023, at 8:00 a.m., Eastern time, for the following purposes:

(a)election of five directors named in Credit Acceptance Corporation’s 2023 proxy statement, each to serve until the 2024 annual meeting of shareholders and until his or her successor has been elected and qualified;

(b)approval of an amendment to the Credit Acceptance Corporation Amended and Restated Incentive Compensation Plan;

(c)advisory vote to approve named executive officer compensation;

(d)advisory vote on the frequency of future advisory votes to approve named executive officer compensation;

(e)ratification of the selection of Grant Thornton LLP as Credit Acceptance Corporation’s independent registered public accounting firm for 2023; and

(f)transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record on April 10, 2023 will be entitled to notice of and to vote at the meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, please cast your vote. On April 21, 2023, Credit Acceptance Corporation mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2023 proxy statement and 2022 annual report and vote by proxy online via the Internet. You may also request a paper copy of our 2023 proxy statement and a proxy card to submit your proxy vote by mail, if you prefer. We encourage you to vote by proxy via the Internet. It is convenient and saves us significant postage and processing costs. The proxy is revocable and will not affect your right to vote in person if you are a shareholder of record and attend the meeting.

By Order of the Board of Directors,
Erin J. Kerber
Chief Legal Officer, Chief Compliance Officer and Secretary

Southfield, Michigan
April 21, 2023

Credit Acceptance Corporation

PROXY STATEMENT

Annual Meeting of Shareholders to Be Held June 2, 2023

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Credit Acceptance Corporation, a Michigan corporation (the “Company”, “Credit Acceptance”, “we”, “our”, or “us”), to be used at the Annual Meeting of Shareholders of Credit Acceptance (the “Annual Meeting”) to be held at our principal executive offices, 25505 West Twelve Mile Road, Southfield, Michigan 48034, on Friday, June 2, 2023, at 8:00 a.m., Eastern time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. This Proxy Statement and the enclosed form of proxy were first sent or given to security holders on or about April 21, 2023.

Only shareholders of record at the close of business on April 10, 2023 (the “Record Date”) will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each holder of shares of our common stock (“Common Stock”) on the Record Date is entitled to one vote per share at the Annual Meeting. As of the Record Date, there were 12,836,907 shares of Common Stock issued and outstanding. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum at the Annual Meeting.

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

A proxy may be revoked at any time before it is exercised by giving a written notice to our Secretary bearing a later date than the proxy, by submitting a later-dated proxy or, if you are a shareholder of record or hold legal authority from a shareholder of record, by voting the shares represented by the proxy in person at the Annual Meeting. Unless revoked, the shares represented by each duly executed, timely delivered proxy will be voted in accordance with the specifications made. If no specifications are made on a duly executed, timely delivered proxy, such shares will be voted FOR the election of directors named in this Proxy Statement, FOR the approval of the amendment to the Credit Acceptance Corporation Amended and Restated Incentive Compensation Plan (the “Incentive Plan”), FOR the advisory proposal to approve our named executive officer compensation, for “EVERY YEAR” as the frequency of future advisory votes to approve our named executive officer compensation, and FOR ratification of the selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for 2023. The Board does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of the proxy holders to vote the proxy in accordance with their best judgment to the extent permitted by law.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The approval of the amendment to the Incentive Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon. The advisory proposal to approve our named executive officer compensation requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon. For the advisory vote on the frequency of future advisory votes to approve named executive officer compensation, the option receiving the highest number of votes at the Annual Meeting will be the frequency that shareholders approve on an advisory basis. The ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2023 requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon.

If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. If you do not instruct your bank or broker how to vote such shares, your bank or broker can vote your shares only on the routine matter of ratification of Grant Thornton as our independent registered public accounting firm for 2023. Without your instructions, your bank or broker is not permitted to vote your shares on any other proposal, resulting in a “broker non-vote” with respect to any such proposal.

If you withhold your vote on the election of directors or abstain from voting on any or all of the other proposals, your shares will be included in the number of shares present and entitled to vote at the meeting and counted for purposes of determining a quorum. Withheld votes and broker non-votes will be excluded entirely from the vote on the election of directors and will therefore have no effect on the election. Abstentions and broker non-votes are not counted as votes cast on the approval of the amendment to the Incentive Plan, the advisory proposal to approve named executive officer compensation, and the advisory proposal on the frequency of future advisory votes to approve named executive officer compensation and will therefore have no effect on the outcome of such matters. Abstentions are not counted as votes cast on the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2023 and will therefore have no effect on such matter.

The expenses of soliciting proxies will be paid by Credit Acceptance. In addition to solicitation by mail, our officers and employees, who will receive no extra compensation therefor, may solicit proxies personally, by telephone, by facsimile transmission or via the Internet. We will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy materials to shareholders.

COMMON STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 10, 2023 concerning beneficial ownership of Common Stock by all directors and nominees, by each of the individuals named in the Summary Compensation Table, by all directors and executive officers as a group, and by each other person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, a person’s beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares that such person has the right to acquire on April 10, 2023 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table.

Name	Number of Shares Beneficially Owned		Percent of Outstanding Shares (a)
Thomas N. Tryforos	207,665	(b)	1.6%
Scott J. Vassalluzzo	66,883	(c) (e)	*
Glenda J. Flanagan	17,108	(d)	*
Vinayak R. Hegde	5,000		*
Kenneth S. Booth	91,012		*
Arthur L. Smith	31,288		*
Wendy A. Rummler	15,378		*
Ravi Mohan	—		*
Andrew K. Rostami	5,000		*
All Directors and Executive Officers as a Group (13 persons)	541,187		4.2%
Prescott General Partners LLC et al.	2,335,966	(e)	18.1%
Jill Foss Watson	2,061,291	(f)	16.0%
Allan V. Apple	3,137,846	(g) (h)	24.4%
John P. Neary	1,452,797	(h) (i)	11.3%
Ruane, Cunniff & Goldfarb L.P.	798,731	(j)	6.2%

* Less than 1%.

(a)The percentages have been calculated in accordance with SEC regulations based on 12,836,907 shares of Common Stock issued and outstanding as of April 10, 2023, plus shares of Common Stock that may be acquired pursuant to exercisable options or other right within 60 days of April 10, 2023.

(b)    Shares owned by Elias Charles & Co LLC, of which Mr. Tryforos is the managing member. Does not include 105,500 shares of Common Stock owned by a limited liability company referred to herein as LLC A and 87,470 shares of Common Stock owned by a limited liability company referred to herein as LLC B. Each of LLC A and LLC B is wholly owned by a charitable remainder trust of which Mr. Tryforos is the sole trustee and is managed by a person (other than Mr. Tryforos) who has voting and dispositive power over the shares.

(c)    Based on information obtained directly from Mr. Vassalluzzo on January 10, 2023. Includes 2,758 shares owned by certain family members as to which shares Mr. Vassalluzzo has sole power to vote or direct the vote and to dispose or direct the disposition. Mr. Vassalluzzo is a managing member of Prescott General Partners LLC, whose beneficial ownership of Common Stock is described in (e) below.

(d)    Includes 8,000 shares owned by GCM GP, LP, a limited partnership of which GCM GP, LLC is the sole general partner. Ms. Flanagan is a member-manager of GCM GP, LLC and shares voting and dispositive power over these shares. Also includes 4,207 shares owned by The Glenda J. Flanagan 2020 Grantor Retained Annuity Trust, for which Ms. Flanagan is the sole trustee.

(e)    Based on a jointly-filed Schedule 13D, as amended (most recently by an amendment filed with the SEC on May 9, 2022), of Prescott General Partners LLC, Prescott Associates L.P., Prescott Investors Profit Sharing Trust, Thomas W. Smith, and Mr. Vassalluzzo (the “Prescott 13D”), a Form 4 filed by Mr. Smith with the SEC on March 7, 2023, and information obtained directly from Mr. Vassalluzzo on January 10, 2023. The Prescott 13D reports that Prescott General Partners LLC, a Delaware limited liability company, is the general partner of Prescott Associates L.P. and that Messrs. Smith and Vassalluzzo are managing members of Prescott General Partners LLC. Based on the Prescott 13D and information obtained directly from Mr. Vassalluzzo on January 10, 2023, Prescott Associates L.P. has shared power to vote or direct the vote and to dispose or direct the disposition of 1,007,057 shares, Prescott General Partners LLC may be deemed to share the power to vote or direct the vote and to dispose or direct the disposition of 1,560,014 shares (including the 1,007,057 shares as to which Prescott Associates L.P. has shared power to vote or direct the vote and to dispose or direct the disposition), Mr. Smith has shared power to vote or direct the vote and to dispose or direct the disposition of 76,165 shares and sole power to vote or direct the vote and to dispose or direct the disposition of 587,845 shares, Prescott Investors Profit Sharing Trust has sole power to vote or direct the vote and to dispose or direct the disposition of 45,059 shares, and Mr. Vassalluzzo has sole power to vote or direct the vote and to dispose or direct the disposition of 66,883 shares (which shares are also disclosed as beneficially owned by Mr. Vassalluzzo, as described in (c) above). Based on the Prescott 13D and information obtained directly from Mr. Vassalluzzo, the address of Prescott General Partners LLC, Prescott Associates L.P., Mr. Smith, and Mr. Vassalluzzo is 2200 Butts Road, Suite 320, Boca Raton, FL 33431.

(f)    Based on a Schedule 13D, as amended (most recently by an amendment filed with the SEC on August 20, 2021), of Mrs. Foss Watson (the “Foss Watson 13D”), a Form 4 filed by Mrs. Foss Watson with the SEC on March 3, 2022, and a Schedule 13D filed by Mr. Apple with the SEC on September 16, 2022 (the “Apple 13D”), we believe shares beneficially owned by Mrs. Foss Watson consist of the following:

Sole Voting and Dispositive Power		Shared Voting and No Dispositive Power		Total
501,647	(i)	1,559,644	(ii)	2,061,291
(i)    396,069 shares owned of record by Mrs. Foss Watson as trustee of various trusts and 105,578 shares owned of record by Todd Watson, spouse of Mrs. Foss Watson, as trustee of various trusts.

(ii)    931,323 shares (representing approximately 7.2% of the shares of Common Stock issued and outstanding as of April 10, 2023) held by The Donald A. Foss 2009 Remainder Trust, of which Mrs. Foss Watson is a trustee; and 628,321 shares held by The Donald A. Foss 2010 Remainder Trust, of which Mrs. Foss Watson is a trustee. These shares are also disclosed as beneficially owned by Mr. Apple, as described in (g) below.

Based on the Foss Watson 13D, Mrs. Foss Watson’s address is 29777 Telegraph Road, Suite 2611, Southfield, MI 48034.

(g)    Based on the Apple 13D, shares beneficially owned by Mr. Apple consist of the following:

Sole Voting and Dispositive Power		Shared Voting and Sole Dispositive Power		Shared Voting and Shared Dispositive Power		Total
125,405	(i)	1,559,644	(ii)	1,452,797	(iii)	3,137,846

(i)    8,826 shares held by The Donald A. Foss 2010 Remainder Trust #2, of which Mr. Apple is the trustee; and 116,579 shares held by The Donald A. Foss 2011 Remainder Trust FBO Robert S. Foss and Descendants, of which Mr. Apple is the trustee.

(ii)    931,323 shares (representing approximately 7.2% of the shares of Common Stock issued and outstanding as of April 10, 2023) held by The Donald A. Foss 2009 Remainder Trust, of which Mr. Apple is a trustee; and 628,321 shares held by The Donald A. Foss 2010 Remainder Trust, of which Mr. Apple is a trustee. These shares are also disclosed as beneficially owned by Mrs. Foss Watson, as described in (f) above.

(iii) 1,452,797 shares held by The Donald A. Foss Irrevocable Trust Dated August 14, 2022, of which Mr. Apple is a trustee. These shares are also disclosed as beneficially owned by Mr. Neary, as described in (i) below.

Based on the Apple 13D, Mr. Apple’s address is 101 W 14 Mile Road, Madison Heights, MI 48071.

(h)    The shares of Common Stock in The Donald A. Foss Irrevocable Trust Dated August 14, 2022 are subject to a shareholder agreement, entered into by our late founder, Donald Foss, on January 3, 2017, which agreement became applicable to the trustees of the trust upon Mr. Foss’s death on August 14, 2022. Under the terms of the shareholder agreement, until the final adjournment of the tenth annual meeting of shareholders held by the Company after the date of the shareholder agreement, the shares in the trust are to be voted in accordance with the recommendation of the Board with respect to election and removal of directors, certain routine matters and any other proposal to be submitted to the Company’s shareholders with respect to any extraordinary transaction providing for the acquisition of all of the outstanding Common Stock.

(i)    Based on a Schedule 13G filed with the SEC on September 26, 2022 by Mr. Neary (the “Neary 13G”) as a trustee of the Donald A. Foss Irrevocable Trust Dated August 14, 2022. The Neary 13G reports that Mr. Neary has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,452,797 shares. These shares are also disclosed as beneficially owned by Mr. Apple, as described in (g) above.

Based on the Neary 13G, Mr. Neary’s address is 101 W 14 Mile Road, Madison Heights, MI 48071.

(j)    Based on a Schedule 13G, as amended (most recently by an amendment filed with the SEC on February 14, 2023), of Ruane, Cunniff & Goldfarb L.P. (the “Ruane 13G”). The Ruane 13G reports that Ruane, Cunniff & Goldfarb L.P., has sole power to vote or direct the vote and to dispose or direct the disposition of 798,731 shares. Based on the Ruane 13G, the address of Ruane, Cunniff & Goldfarb L.P. is 9 West 57th Street, Suite 5000, New York, New York 10019-2701.

PROPOSAL #1 - ELECTION OF DIRECTORS

Description of Nominees

Five directors, constituting the entire Board, are to be elected at the Annual Meeting. Each director holds office until the next annual meeting of shareholders and until his or her successor has been elected and qualified. The nominees named below have been selected by the Board. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board may select. Each of the nominees is currently a director of Credit Acceptance.

The following sets forth information as to each nominee for election at the Annual Meeting, including their age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies, membership on committees of the Board and period of service as a director of Credit Acceptance. The Board recommends a vote FOR each of the nominees for election. Executed proxies will be voted FOR the election of director nominees unless shareholders specify otherwise in their proxies.

Kenneth S. Booth; age 55; Chief Executive Officer and President

As our Chief Executive Officer, Mr. Booth is responsible for the leadership and growth of the Company. Prior to becoming CEO, President, and a director in May 2021, Mr. Booth was Chief Financial Officer, where he was responsible for Finance and Human Resources. Mr. Booth joined Credit Acceptance as Director of Internal Audit in January 2004, named Chief Accounting Officer in May 2004, and then Chief Financial Officer in December 2004. From August 1991 until joining the Company, he worked in public accounting, most recently as a senior manager at PricewaterhouseCoopers LLP.

Glenda J. Flanagan; age 69; Executive Vice President and Chief Financial Officer, Healthy America, LLC

In March 2022, Ms. Flanagan became Executive Vice President and Chief Financial Officer of Healthy America, LLC, a privately-held company based in Austin, Texas specializing in launching a national network of plant-based restaurants and wellness centers to promote overall health and well-being. Through February 2022, Ms. Flanagan was Executive Vice President and Senior Advisor of Whole Foods Market, Inc., the largest natural and organic foods supermarket retailer in the United States. She transitioned from Chief Financial Officer to Senior Advisor in May 2017. Ms. Flanagan joined Whole Foods Market in 1988 as Chief Financial Officer, prior to which she held positions in public accounting, retail and business consulting. Ms. Flanagan became a director of Credit Acceptance in March 2004. She is also a director of the public company Vital Farms, Inc. Ms. Flanagan is a member of the Company’s Executive Compensation Committee, Audit Committee, and Nominating Committee.

Vinayak R. Hegde; age 53; Consumer Chief Marketing Officer, T-Mobile US, Inc.

Mr. Hegde has served as the Consumer Chief Marketing Officer of T-Mobile US, Inc., a telecommunications company, since January 2023. Mr. Hegde served as President of Wheels Up Experience, Inc., a provider of on-demand private aviation, from October 2021 to November 2022, after serving as its Chief Marketplace Officer and that of its predecessor, Wheels Up Partners Holdings LLC, from May 2021 to October 2021. He served as President and Chief Operating Officer at Blink Health LLC, a digital health company, from July 2020 to March 2021. From September 2018 to July 2020, Mr. Hegde served as Vice President of Growth and Chief Marketing Officer of Airbnb Homes at Airbnb, Inc., which operates an online marketplace for short-term lodging. From October 2014 to September 2018, Mr. Hegde served as Senior Vice President and Global Chief Marketing Officer at Groupon, Inc., which operates online local commerce marketplaces. Prior to Groupon, he spent over 12 years at Amazon.com. Mr. Hegde became a director of Credit Acceptance in May 2021. He is also a director of LifeVantage Corporation, Gannett Co., Inc., and Sunpower Corporation. Mr. Hegde is a member of the Company’s Executive Compensation Committee and Nominating Committee.

Thomas N. Tryforos; age 63; Private Investor

Mr. Tryforos is a private investor. Between May 1991 and September 2004, Mr. Tryforos was employed as a General Partner at Prescott Investors, Inc., a private investment firm. Mr. Tryforos became a director of Credit Acceptance in July 1999. Mr. Tryforos was named Lead Director in January 2017 and Chair of the Board in March 2022. He is also a director of Copart, Inc. Mr. Tryforos is a member of the Company’s Executive Compensation Committee, Audit Committee, and Nominating Committee.

Scott J. Vassalluzzo; age 51; Managing Member, Prescott General Partners LLC

Mr. Vassalluzzo is a Managing Member of Prescott General Partners LLC, an investment advisory firm. Mr. Vassalluzzo joined Prescott in 1998 as an equity analyst and became a General Partner in 2000. Prior to 1998, Mr. Vassalluzzo worked in public accounting at Coopers & Lybrand (now PricewaterhouseCoopers LLP) and received a certified public accountant certification. Mr. Vassalluzzo became a director of Credit Acceptance in March 2007. He is also a director of World Acceptance Corporation and Cimpress N.V. Mr. Vassalluzzo is a member of the Company’s Executive Compensation Committee, Audit Committee, and Nominating Committee.

Executive Officers

Set forth below is information regarding the executive officers of the Company other than Mr. Booth. All of our executive officers serve at the discretion of the Board.

Douglas W. Busk; age 62; Chief Treasury Officer

Mr. Busk joined Credit Acceptance in November 1996 as Vice President and Treasurer. He was named Chief Financial Officer in January 2000. Mr. Busk served as Chief Financial Officer and Treasurer until August 2001, when he was named President of our Capital Services unit. He resumed his duties as Chief Financial Officer and Treasurer in December 2001. Mr. Busk was named Senior Vice President and Treasurer in May 2004 before becoming Chief Treasury Officer in July 2020.

Erin J. Kerber; age 43; Chief Legal Officer, Chief Compliance Officer and Secretary

Ms. Kerber joined the Company in 2010 as a Litigation Manager and was promoted to Director of Regulatory Compliance in 2012. She was named Vice President - Regulatory Compliance in 2014, became Senior Vice President, Assistant General Counsel – Regulatory Compliance in 2018, and assumed her present position in July 2021. From 2003 until joining the Company, Ms. Kerber was an attorney with the law firm Dickinson Wright PLLC.

Jonathan L. Lum; age 46; Chief Operating Officer

Mr. Lum joined the Company in 2002 and has served in a number of roles, starting in the finance department and moving up to Accounting Manager before being promoted to Director – Projects and Support in 2007 and Director – Policy Compliance in 2008. Mr. Lum was promoted to Vice President – Internal Audit and Compliance in 2009. In 2011, Mr. Lum became Senior Vice President – Dealer Service Center, and he assumed the role of Chief Operating Officer in May 2019.

Ravi Mohan, age 50; Chief Technology Officer

Mr. Ravi Mohan Valiyaveettil (known personally and professionally as Ravi Mohan) joined Credit Acceptance in October 2022 as Chief Technology Officer. From October 2021 to June 2022, Mr. Mohan served as Senior Vice President of Engineering and Chief Information Officer at Datto, Inc., a provider of security and cloud-based software solutions for managed service providers, where he was responsible for leading all Digital Experience, Technology, and Integration platforms. From December 2018 to October 2021, he served as Vice President and Architect, SaaS Cloud Engineering at Oracle Corporation, a provider of enterprise information technology products and services. From June 2015 until December 2018, Mr. Mohan served as the Head of Cloud Engineering Ops at Adobe Inc., a diversified software company.

Andrew K. Rostami; age 43; Chief Marketing and Product Officer

Mr. Rostami joined Credit Acceptance in April 2022 as Chief Marketing and Product Officer. From 2014 until joining the Company, he worked at Citizens Financial Group, Inc., a financial institution providing retail and commercial banking products and services, most recently as President, Citizens Pay, and EVP, Head of Unsecured Lending & Cards. Prior to Citizens, he served as Principal at Bain & Company where he led programs in areas including corporate strategy development, sales and growth acceleration, and customer experience design and implementation. Mr. Rostami began his career as a software engineer in the technology and financial services industries.

Wendy A. Rummler; age 46; Chief People Officer

Ms. Rummler joined Credit Acceptance from Arthur Andersen LLP as a Senior Financial Analyst in December of 2001. She moved into Treasury in 2003 and was promoted to Assistant Treasurer in 2005, Director of Finance in 2008, Vice President of Finance in 2010, and Senior Vice President of Finance in 2013. While in Finance, Ms. Rummler led a variety of Finance and Human Resource teams. She was named Senior Vice President, Human Resources in May 2021 and Chief People Officer in September 2022.

Arthur L. Smith; age 50; Chief Analytics Officer

Mr. Smith joined Credit Acceptance as a Credit Analyst in the Dealer Service Center in April 1997. He was promoted to Manager of Dealer Risk in 1998, Director in 2005, Vice President in 2007 and Senior Vice President in 2008. Mr. Smith assumed the role of Chief Analytics Officer in August 2013.

Daniel A. Ulatowski; age 51; Chief Sales Officer

Mr. Ulatowski joined Credit Acceptance as a Credit Analyst in the Dealer Service Center in April 1996. He supervised teams in the Dealer Service Center and Collections before becoming Manager – Dealer Service Center from 2001 to 2003. He served as the Regional Area Manager of Sales from 2003 to January 2006, when he became the Director of Sales Training and then Sales Operations. In January 2007, Mr. Ulatowski was promoted to Vice President, Sales. He was promoted to Senior Vice President, Sales & Marketing, in February 2008 and to his present position in January 2014.

Leadership Structure of the Board

The Board is responsible for evaluating and determining our optimal leadership structure so as to provide independent oversight of management. The Board has the authority to combine or separate the positions of Chair of the Board and Chief Executive Officer. Starting in January 1, 2002, the offices of Chair of the Board and Chief Executive Officer were held by different individuals. Until his retirement from Credit Acceptance on January 3, 2017, our founder, the late Donald A. Foss, served as Chair of the Board due to his extensive knowledge relating to our line of business and experience with us. Upon Mr. Foss’s retirement, Mr. Tryforos, our longest serving independent director, was named Lead Director with the primary purposes of acting as the liaison between the Chief Executive Officer and the Board and chairing all regular and special meetings of the Board. Effective March 3, 2022, Mr. Tryforos was named Chair of the Board and Lead Director. Mr. Booth, our Chief Executive Officer and President, serves as a director due to his in-depth knowledge of the Company and his ability to provide strategic guidance to our business operations. The independent directors on the Board regularly meet separately. The Board periodically reviews our leadership structure to determine if it is still appropriate in light of current corporate governance standards, market practices, our specific circumstances and needs, and any other relevant factors. The Board believes that the current leadership structure of the Board is the most appropriate for us and our shareholders at this time.

Risk Oversight of the Board

It is management’s responsibility to manage risk and bring to the Board’s attention our most material risks. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Audit Committee regularly reviews our significant risks and exposures and assesses the steps management has taken to minimize such risks. The Board’s role in risk oversight is a contributing factor in our maintaining a leadership structure of the Board that includes an independent director serving as Chair of the Board and Lead Director.

Meetings and Committees of the Board

The Board held eight meetings during 2022. Each of the directors who served during 2022 attended all meetings of the Board and committees of the Board on which he or she served during 2022, with the exception of Ms. Flanagan, who was absent for one Audit Committee meeting. All directors who were serving at the time of the 2022 annual meeting of shareholders attended the 2022 annual meeting of shareholders, either in person or by teleconference.

Standing committees of the Board include the Executive Compensation Committee (the “Compensation Committee”), the Audit Committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the Nominating Committee. Messrs. Hegde, Tryforos, and Vassalluzzo and Ms. Flanagan are the members of the Compensation Committee and the Nominating Committee. Messrs. Tryforos and Vassalluzzo and Ms. Flanagan are the members of the Audit Committee. Messrs. Hegde, Tryforos, and Vassalluzzo and Ms. Flanagan were determined to be “independent directors” as defined in Rule 5605(a)(2) of The Nasdaq Stock Market (“Nasdaq”).

The Board has adopted charters for each of the three standing committees. The charters are available on our website at ir.creditacceptance.com through the “Corporate Governance” link.

The Compensation Committee, chaired by Mr. Vassalluzzo, held six meetings in 2022. Each of Messrs. Vassalluzzo, Tryforos, and Hegde and Ms. Flanagan served as a member of the Compensation Committee during 2022. The Compensation Committee’s principal responsibilities include: (a) reviewing and approving on an annual basis the compensation of our executive officers; (b) making recommendations to the Board regarding compensation of non-employee directors; and (c) reviewing and administering all benefit plans pursuant to which our securities (including stock option grants and restricted stock unit awards) are granted to our executive officers or directors. The Compensation Committee may form and delegate authority to subcommittees when appropriate, provided any action taken by a subcommittee is subsequently reported to the Compensation Committee and ratified. The Compensation Committee may also delegate to the Chief Executive Officer, the Chief People Officer, and the Senior Vice President, Finance and Accounting the authority to grant options and make awards of shares under the Company’s stock plans under conditions established by the Compensation Committee. The Board has determined that each member of the Compensation Committee satisfies the requirements for compensation committee members contained in Nasdaq Rule 5605(d)(2)(A).

The Nominating Committee, chaired by Ms. Flanagan, held four meetings in 2022. The Nominating Committee’s principal responsibilities include: (a) establishing criteria for the selection of new Board members and conducting searches and interviews for individuals qualified to become Board members; (b) making recommendations to the Board regarding director nominees for the next annual meeting of shareholders from the pool of identified qualified individuals; and (c) recommending to the Board which directors should serve on the various committees of the Board. The Nominating Committee may use various methods to identify director candidates, including recommendations from existing Board members, management, shareholders, search firms, and other outside sources. The Nominating Committee does not have a formal policy of considering diversity in identifying potential director nominees, but believes that diversity, in skills, experience, perspective, and background, is an important contributing factor to an effective decision-making process. Director candidates need not possess any specific minimum qualifications, rather, a candidate’s suitability for nomination and election to the Board will be evaluated in light of the diversity of skills, experience, perspective, and background required for the effective functioning of the Board, as well as our strategy and regulatory and market environments. All nominees are currently directors of Credit Acceptance. When considering whether the nominees have the experience, attributes, and skills to serve as a director, the Board focused primarily on the biographical information set forth above. With respect to Mr. Booth, the Board considered his in-depth knowledge of the Company and his ability to provide strategic guidance to our business operations. With respect to Ms. Flanagan, the Board considered her experience on our Board and her significant management experience, expertise, and background with regard to accounting and financial matters. With respect to Mr. Hegde, the Board considered his significant digital and operational experience in leadership positions at multiple large corporations, including his experience as chief operating officer and chief marketing officer at innovative and fast-growing companies. With respect to Mr. Tryforos, the Board considered his experience on our Board and his background with regard to investing and financial matters. With respect to Mr. Vassalluzzo, the Board considered his experience on our Board and his expertise and background with regard to investing and financial matters. The Nominating Committee will consider candidates recommended by shareholders using the same procedures and standards utilized for evaluating candidates recommended by other sources. Shareholders desiring to recommend candidates for consideration and evaluation by the Nominating Committee for the 2024 annual meeting of shareholders (the “2024 Annual Meeting”) should submit such recommendations to our Chief Legal Officer, Chief Compliance Officer and Secretary not later than December 22, 2023. The recommendation should be accompanied by (i) the name and address of the shareholder recommending the candidate, (ii) evidence of the shareholder’s ownership of Company shares along with an undertaking that the shareholder will continue to own such shares through the date of the annual meeting, (iii) all information regarding the candidate that would be required to be disclosed in our annual meeting proxy statement if the candidate is nominated by the Board, and (iv) the candidate’s consent to serve as a director if elected. Our Chief Legal Officer, Chief Compliance Officer and Secretary will forward any recommendations to the Nominating Committee. The Nominating Committee may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the Nominating Committee.

The Audit Committee, chaired by Mr. Tryforos, held ten meetings in 2022. The Audit Committee’s principal responsibilities include: (a) overseeing the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls; (b) overseeing the annual independent audit of our financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (c) overseeing our disclosure controls and procedures; (d) overseeing whistleblower procedures (e) approving in advance all audit services and to ensure that a written statement is received from the external auditors setting forth all relationships with us; (f) reviewing and approving any related party transactions; (g) periodically meeting with the Chief Legal Officer and other appropriate legal staff to review our material legal affairs; and (h) acting as the Qualified Legal Compliance Committee. The Board has determined that each of the members of the Audit Committee is “independent”, as independence is defined in the applicable Nasdaq and SEC rules for audit committee members. The Board has also determined that Mr. Tryforos, Mr. Vassalluzzo, and Ms. Flanagan are “audit committee financial experts” as defined by applicable SEC rules and that each of the Audit Committee members satisfies all other qualifications for audit committee members set forth in the applicable Nasdaq and SEC rules.

Report of the Audit Committee

In accordance with its written charter, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders, and investment community relating to oversight of the independent auditors, corporate accounting, reporting practices, and the quality and integrity of our financial reports.

In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent auditors and reviewed a formal written statement describing all relationships between the auditors and us that might reasonably be thought to bear on the auditors’ independence consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and discussed with the auditors any relationships that may reasonably be thought to impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee reviewed and discussed with management and the independent auditors our audited financial statements as of and for the fiscal year ended December 31, 2022 and the independent auditors’ evaluation of our internal control over financial reporting.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC. The Audit Committee also reappointed Grant Thornton as the independent auditors for the fiscal year ending December 31, 2023.

AUDIT COMMITTEE:

Glenda J. Flanagan
Thomas N. Tryforos (Chair)
Scott J. Vassalluzzo

Shareholder Communications with the Board

Shareholders desiring to leave an anonymous or confidential message for the Board or any individual director may call (855) 900-0046. Telephone calls will be recorded and summarized by the third party provider which monitors the hotline service. A summary of shareholder calls received will be sent to the Director of Internal Audit and Quality Audit, who will communicate the messages to the Chief Legal Officer, Chief Compliance Officer and Secretary, the Chair of the Audit Committee, and any directors to whom the communications were addressed. Additionally, shareholders may submit a message to the Board through the form on our website at ir.creditacceptance.com/board-of-directors-inquiries. Communications submitted to the Board through our website will be sent to the Chief Legal Officer, Chief Compliance Officer and Secretary, the Director of Internal Audit and Quality Audit, the Chair of the Audit Committee, and any directors to whom the communication was addressed.

Codes of Conduct

We have adopted codes of conduct that apply to our directors, executive officers and certain other employees. The codes of conduct are available on our website at ir.creditacceptance.com through the “Corporate Governance” link. We intend to disclose on our website any amendment to any provision of the codes of conduct that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the Exchange Act and any waiver from any such provision granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Recovery of Incentive Compensation

The Company adopted a “clawback” policy, effective as of April 11, 2022, which allows the Board discretion to seek reimbursement or forfeiture, to the fullest extent permitted by law, of any cash-based or equity-based incentive compensation awards granted, vested, or paid to executive officers on or after April 11, 2022, when all of the following have occurred:

•the grant, vesting, or payment of the awards was based in whole or in part on the achievement of financial reporting measures, or occurred during financial statement periods, that were subsequently the subject of a material financial restatement;
•the Board determines that the executive officer had engaged in fraud or willful misconduct that caused or contributed to the need for the restatement;
•the amount of the compensation that would have been received by the executive officer had the financial results been properly reported would have been lower than the amount actually received; and
•the Board determines that it is in the best interests of the Company and its shareholders for the executive officer to repay or forfeit all or any portion of the awards.

Hedging

The Company’s trading policy prohibits all executive officers and directors of the Company, and any of their designees, from engaging directly or indirectly in hedging transactions involving Company securities. “Hedging” refers to any strategy designed to hedge or offset or reduce the risk of price fluctuations in Company securities or to hedge, offset or protect against, in whole or in part, declines in the value of such securities. Hedging transactions include (but are not limited to) prepaid variable forward contracts, swaps, collars, and exchange funds.

CORPORATE ENVIRONMENTAL AND SOCIAL RESPONSIBILITY

Both management and the Board are committed to understanding and addressing the opportunities and risks associated with environmental, social and governance (“ESG”) issues that affect our business and may do so in the coming years. ESG matters that we are assessing and monitoring include the following:

Climate Change/Vehicle Electrification

Car manufacturers across the world are investing more resources towards the development and sale of electric vehicles (“EVs”). Several car manufacturers have committed to converting all powertrains from diesel- and gasoline-powered to EV or hybrid in the next 15 years. As EVs become more prevalent in the market, and as EV technology improves, especially with regard to battery life, we expect the costs of EVs to decrease. With more EV inventory and lower price points, we expect to see more of these vehicles become available for purchase and financing by consumers. We expect that the need for our programs will continue, but we also understand that this new technology may raise other issues, including the need for remote power stations and vehicle service and maintenance requirements that differ from those of cars with internal combustion engines. We are committed to understanding how these and other issues might impact consumers and the potential role of our programs in facilitating consumer access to cars powered by alternative energy.

Diversity and Inclusion

Diversity and inclusion is a priority for us. We strive to create a work environment that is pleasant, professional, and free from intimidation, hostility, or other offenses that may interfere with work performance. All team members complete non-discrimination and anti-harassment training, promoting a safe and inclusive work environment.
Credit Acceptance is highly diverse, as more than half of our team members are women, and more than half belong to a minority ethnic group. Our team members also reflect diversity of nationality, faith, age, and sexual orientation. In addition, 40% of our directors are diverse, as Ms. Flanagan self-identifies as female, and Mr. Hegde self-identifies as Asian. We believe that our workplace is naturally diverse and inclusive due to our practices of maintaining open and transparent communication and fostering a climate in which all team members are welcome to speak up and contribute. We have a Diversity and Inclusion Committee, chaired by a senior manager, tasked with generating concrete actions that we can take together to help our communities heal and make our culture and the Company stronger.

Company Culture

We place great importance on listening to our team members, as we believe that “the people doing the work know the most about it.” We encourage team member feedback through the use of several listening channels, including by inviting all team members to participate in periodic anonymous surveys to gain honest feedback about our workplace. We use this feedback to generate ideas for improvement. Our culture attracts talented people and enables them to perform to their potential. We have been honored to receive several workplace awards in recent years.

Financial Literacy

Financial literacy is important in our society, and therefore we feel the need to help consumers and our team members understand what they can do to improve their financial well-being. Accordingly, we partnered with a national leader in the development and delivery of consumer financial education to help us offer a series of financial literacy courses on our website. We will continue to look for more opportunities to promote financial literacy in the future.

Information Security - Cybersecurity and Data Protection

Information security, including cybersecurity, and the security of the personal financial data of our consumers and the personal information of our employees is a priority for the Company. We have an Information Security Committee (“ISC”) consisting of senior leadership and members of the Company’s Legal and Engineering departments. The ISC is chaired by a Chief Information Security Officer. The ISC meets to review any security incidents, initiatives, industry trends, and policies and shares this information with the Board at least twice a year.

We have an Information Security Team dedicated to protecting against both internal and external threats. In addition, we engage a third-party company for an additional layer of continuous monitoring. Our Security Program is built on the ISO 27001/27002 security standard. We are independently assessed against this standard every two years. We also engage third parties to perform vulnerability and penetration tests of our controls and processes. This testing occurs twice per year.

All employees and contractors must complete information security training, which includes cybersecurity and compliance training, annually. We also perform quarterly phishing awareness exercises and deliver frequent security awareness communications to all employees and contractors, all to reinforce the importance of information security compliance.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation of Executive Officers

This Compensation Discussion and Analysis describes the elements of compensation for the following individuals, collectively referred to as our “named executive officers”:

•Kenneth S. Booth, Chief Executive Officer and President (our principal executive and principal financial officer);
•Ravi Mohan, Chief Technology Officer;
•Andrew K. Rostami, Chief Marketing and Product Officer;
•Wendy A. Rummler, Chief People Officer; and
•Arthur L. Smith, Chief Analytics Officer.

General Philosophy

Our executive compensation programs are designed to achieve the following objectives:

•attract and retain individuals that will drive business success; and
•provide appropriate incentives that reward outstanding financial performance and align the interests of executives and shareholders.

We accomplish these objectives through compensation programs that:

•contain a significant component tied to Company performance through long-term equity incentives; and
•encourage participants to act as owners.

Overall Process and Risk Assessment

The Compensation Committee oversees and approves our overall compensation strategy and determines all aspects of compensation for our Chief Executive Officer. The Compensation Committee also determines compensation for other named executive officers after considering recommendations supplied by our Chief Executive Officer.

The Compensation Committee periodically reviews all aspects of executive compensation and determines if existing plans are effective in meeting the objectives described above. Such reviews are typically conducted at the first meeting of each fiscal year. From time to time, the Compensation Committee may make modifications to existing plans or adopt new plans. The Compensation Committee considered the Company’s compensation policies and practices for all team members and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee does not use compensation consultants or peer group comparisons in setting executive compensation.

Compensation – Named Executive Officers

Compensation for the named executive officers set in 2021 for 2021 through 2024 includes a base salary and equity-based incentive compensation provided pursuant to the Company’s Amended and Restated Incentive Compensation Plan (referred to in this Proxy Statement as the Incentive Plan). The compensation program attempts to balance short-term and long-term Company performance by eliminating annual cash awards in favor of higher base salaries and longer-term equity awards. The stock option awards granted in 2021 are intended to provide incentive compensation to named executive officers for 2021 through 2024, with no additional equity awards anticipated to be granted to named executive officers prior to the end of the four-year period except in limited circumstances including the appointment of new named executive officers. The restricted stock unit (“RSU”) awards that were granted by the Compensation Committee are intended to provide incentive compensation to newly appointed named executive officers.

Base Salaries. Base salaries at all levels in the organization are designed to provide a level of basic compensation and allow us to recruit and retain qualified team members. Our Chief Executive Officer’s base salary is determined by the Compensation Committee. Other named executive officers’ base salaries are determined by the Compensation Committee after reviewing recommendations supplied by our Chief Executive Officer. Base salaries were determined after considering the following:

•the performance of Credit Acceptance;
•an assessment of the named executive officer’s individual performance;
•market data;
•internal benchmarks;
•equity compensation components of the named executive officer’s total compensation plan; and
•roles and responsibilities for each named executive officer, including the ability of the executive officer to drive results.

In January 2022, the Compensation Committee determined that named executive officer base salaries would remain unchanged for 2022, based on the determination that the overall compensation plan did not require adjustment and is working as intended. Similarly, in January 2023, the Compensation Committee determined that named executive officer base salaries will remain unchanged for 2023. Named executive officer base salaries for 2023 are as follows:

Name	2023
Kenneth S. Booth	$1,000,000
Ravi Mohan	600,000
Andrew K. Rostami	600,000
Wendy A. Rummler	525,000
Arthur L. Smith	700,000

Incentive Compensation. The 2021 through 2024 incentive compensation program for Messrs. Booth, Mohan, Rostami, and Smith and Ms. Rummler attempts to balance short-term and long-term Company performance and is comprised of stock option awards and RSU awards with four year ratable vesting schedules.

Stock Option Awards – On December 30, 2020, the Compensation Committee approved awards of 50,000 stock options each to Messrs. Booth and Smith and 18,750 stock options to Ms. Rummler, in each case subject to shareholder approval of the amendment and restatement of the Incentive Plan. Shareholder approval was received at our annual meeting of shareholders on July 21, 2021. The exercise price of the options is $333.94, which is equal to the closing market price per share of Common Stock on the day prior to the date of the grant. Based on the terms of individual stock option grant agreements, the stock options:

•vest and become exercisable in four equal annual installments beginning on the first anniversary of the date on which the options were granted by the Board, based on continuous employment and
•expire six years from the date of the grant.

On April 28, 2021, in connection with Mr. Booth’s election and appointment as our Chief Executive Officer and President effective May 3, 2021, the Compensation Committee approved the grant to Mr. Booth of an award of 110,000 stock options with an exercise price of $390.39 that will expire ten years from the date of the grant and will vest and become exercisable in four equal annual installments from the date of the grant subject to continuous employment through the relevant vesting date.

On April 28, 2021, in connection with Ms. Rummler’s appointment to Senior Vice President of Human Resources, the Compensation Committee approved the grant to Ms. Rummler of an award of 1,250 stock options with an exercise price of $390.39 that will expire six years from the date of the grant and will vest and become exercisable in four equal annual installments from the date of the grant subject to continuous employment through the relevant vesting date.

On April 18, 2022, in connection with Mr. Rostami’s appointment to Chief Marketing and Product Officer, the Compensation Committee approved the grant to Mr. Rostami of an award of 16,000 stock options with an exercise price of $585.93 that will expire six years from the date of the grant and will vest and become exercisable in four equal annual installments from the date of the grant subject to continuous employment through the relevant vesting date.

On October 6, 2022, in connection with Ms. Rummler’s appointment to Chief People Officer, the Compensation Committee approved the grant to Ms. Rummler of an award of 10,000 stock options with an exercise price of $468.67 that will expire six years from the date of the grant and will vest and become exercisable in four equal annual installments from the date of the grant subject to continuous employment through the relevant vesting date.

On October 24, 2022, in connection with Mr. Mohan’s appointment to Chief Technology Officer, the Compensation Committee approved the grant to Mr. Mohan of an award of 16,000 stock options with an exercise price of $424.12 that will expire six years from the date of the grant and will vest and become exercisable in four equal annual installments from the date of the grant subject to continuous employment through the relevant vesting date.

RSU Awards – On April 18, 2022 and October 31, 2022, in connection with Mr. Rostami’s appointment to Chief Marketing and Product Officer, the Compensation Committee approved awards of 4,000 RSUs each to Mr. Rostami. The RSUs will vest and be settled in Common Stock in equal annual installments over a period of four years beginning on the first anniversary of the applicable grant date, subject to continuous employment through the relevant vesting dates.

On October 24, 2022, in connection with Mr. Mohan’s appointment to Chief Technology Officer, the Compensation Committee approved an award of 10,000 RSUs to Mr. Mohan. The RSUs will vest and be settled in Common Stock in equal annual installments over a period of four years beginning on the first anniversary of the grant date, subject to continuous employment through the relevant vesting date.

The Compensation Committee believes that the incentive compensation programs for Messrs. Booth, Mohan, Rostami, and Smith and Ms. Rummler appropriately align their compensation with the interests of shareholders because:

•the amount of compensation received from stock option awards will be proportionate to the amount of shareholder wealth created, as measured by the appreciation in share price above the exercise price of the options;
•the amount of compensation received from RSU awards will be proportionate to the amount of shareholder wealth created as measured by the share price; and
•the RSU and stock option awards are long-term in nature, which will incentivize Messrs. Booth, Mohan, Rostami, and Smith and Ms. Rummler to take actions that will benefit shareholders longer-term.

The allocation between short- and long-term incentives was determined based on the discretion of the Compensation Committee. The Compensation Committee determined that no annual incentive opportunity was necessary for 2022. The ultimate allocation will depend on our future performance and future changes in our share price over the vesting period for our long-term incentive awards. We believe it is likely that a substantial percentage of the amount realized will be from long-term, equity-based incentives, which is consistent with the philosophy of the Compensation Committee that executive compensation should be linked to long-term shareholder value. Since the majority of the amounts to be realized by Messrs. Booth, Mohan, Rostami, and Smith and Ms. Rummler will not be fully exercisable until at least December 30, 2024, the Compensation Committee believes this plan creates an incentive for Messrs. Booth, Mohan, Rostami, and Smith and Ms. Rummler to take actions and make decisions that will benefit us over the long-term. Such incentives are believed to be appropriate given the nature of the duties and responsibilities assigned to these executive officers.

Deductibility of Executive Compensation

Effective January 1, 2018, the exemption from the IRC Section 162(m) deduction limit for performance-based compensation was repealed, such that compensation paid to our named executive officers in excess of $1.0 million is not deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The company will utilize the transition relief provisions for eligible compensation to the extent possible. In order to maintain the flexibility to provide compensation programs for our named executive officers that will best incentivize them to achieve our key business objectives and create sustainable long-term shareholder value, the Compensation Committee reserves the ability to pay competitive compensation by not requiring all compensation to be deductible.

Response to 2022 Say-on-Pay

Shareholder endorsement of the design and administration of our executive compensation programs was evidenced by a vote of approval of our named executive officers’ compensation at our 2022 annual meeting of shareholders in excess of 81% of the votes cast. We recognize that the favorable vote regarding our named executive officers’ compensation was not as high as had been achieved in prior years. The Compensation Committee considered the current program in effect, and it was determined that no changes were necessary to increase the effectiveness of our executive compensation design and administration. We believe that a shareholder advisory vote every year on the compensation of our named executive officers most closely aligns with the interests of shareholders, and shareholders have the opportunity to vote on the frequency of the advisory vote on executive compensation this year in Proposal #4 (Advisory Vote on the Frequency of Advisory Votes to Approve Named Executive Officer Compensation). At our 2017 annual meeting of shareholders, our shareholders voted to hold an advisory vote on named executive officer compensation every year. The Compensation Committee accepted the shareholders’ recommendation, and shareholders will have another opportunity to consider and approve, in a non-binding advisory vote, the compensation of our named executive officers at the Annual Meeting. As in the past, the Compensation Committee will continue to review the results of future advisory say-on-pay votes and will consider shareholder concerns and take them into account in future determinations regarding the compensation of our named executive officers.

Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE EXECUTIVE COMPENSATION COMMITTEE:

Glenda J. Flanagan
Vinayak R. Hegde
Thomas N. Tryforos
Scott J. Vassalluzzo (Chair)

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the year indicated concerning the compensation awarded to, earned by, or paid to our named executive officers in respect of the year shown, as applicable.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	All Other Compensation ($) (d)	Total ($)
Kenneth S. Booth	2022	$1,000,000	$—	$—	$—	$15,250	$1,015,250
Chief Executive Officer and	2021	888,176	—	29,623,631	—	14,538	30,526,345
President (e)	2020	572,126	—	—	1,306,758	16,410	1,895,294

Ravi Mohan	2022	$92,308	$4,241,200	$2,660,194	$—	$3,201	$6,996,903
Chief Technology Officer (f)

Andrew K. Rostami	2022	$403,846	$4,229,400	$3,203,550	$—	$16,840	$7,853,636
Chief Marketing and
Product Officer (f)

Wendy A. Rummler	2022	$409,615	$—	$1,677,644	$—	$17,697	$2,104,956
Chief People Officer (f)

Arthur L. Smith	2022	$700,000	$—	$—	$—	$17,748	$717,748
Chief Analytics Officer	2021	689,272	—	9,594,916	—	21,440	10,305,628
	2020	572,126	—	—	1,306,758	16,400	1,895,284

(a)The amounts reported in this column represent the aggregate grant date fair value of any stock awards granted during the fiscal years ended December 31, 2022, 2021, and 2020. The grant date fair value was determined in accordance with Financial Accounting Standards Board and Accounting Standards Codification (“FASB ASC”) Topic 718 using the closing market price of Common Stock reported on Nasdaq as of the grant date of awards. The table includes 4,000 RSUs granted to Mr. Rostami on April 18, 2022; 10,000 RSUs granted to Mr. Mohan on October 24, 2022; and 4,000 RSUs granted to Mr. Rostami on October 31, 2022. The RSU awards that were granted by the Compensation Committee are intended to provide incentive compensation to newly appointed named executive officers.

(b)Reflects the grant date fair value of stock option awards determined in accordance with FASB ASC Topic 718. The table includes 16,000 stock options granted to Mr. Rostami on April 18, 2022; 10,000 stock options granted to Ms. Rummler on October 6, 2022; and 16,000 stock options granted to Mr. Mohan on October 24, 2022. Additionally, the table includes 50,000 stock options granted to each of Messrs. Booth and Smith on December 30, 2020; and 110,000 stock options granted to Mr. Booth on April 28, 2021, all of which were subject to shareholder approval. Shareholder approval was subsequently received at our annual meeting of shareholders on July 21, 2021, which is the grant date for financial accounting purposes. The assumptions used to calculate the value of option awards are set forth in Note 14 to the consolidated financial statements contained in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 10, 2023. The stock option grants are intended to provide incentive compensation to named executive officers for 2021 through 2024, with no additional equity awards anticipated to be granted to existing named executive officers prior to the end of the four-year period except in limited circumstances including the appointment of new named executive officers.

(c)The amounts reported in this column for 2020 were determined and approved by the Compensation Committee during January 2021 for the year ended December 31, 2020 and paid out shortly thereafter.

(d)The amounts reported in this column for fiscal year 2022 consist of the following: $15,250 for each of Messrs. Booth, Rostami, and Smith and Ms. Rummler in Company matching contribution under the 401(k) Profit Sharing Plan; $2,447 for Mr. Smith and Ms. Rummler and $1,590 for Mr. Rostami under the Credit Acceptance Corporation Profit Sharing Variable Compensation Program (the “Profit Sharing Program”), which is available to all team members except the Chief Executive Officer; and $51 for Mr. Smith in employee reimbursements during the year for the payment of taxes on service or other awards. The Profit Sharing Program is a broad-based program designed to reward team members for increased Company profitability by way of a quarterly payment.
(e)Mr. Booth was the Company’s principal executive officer and principal financial officer in 2022.

(f)Messrs. Mohan and Rostami and Ms. Rummler first became named executive officers of the Company in 2022.

2022 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning each grant of an award made to our named executive officers in 2022.

2022 Grants of Plan-Based Awards

Name	Grant Date (a)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Value of Stock and Option Awards ($) (b)
		Threshold (#)	Target (#)	Maximum (#)
Kenneth S. Booth	N/A	—	—	—	—	—	$—	$—
Ravi Mohan	10/24/2022	—	—	—	10,000	—	—	4,241,200
Ravi Mohan	10/24/2022	—	—	—	—	16,000	424.12	2,660,194
Andrew K. Rostami	4/18/2022	—	—	—	4,000	—	—	2,343,720
Andrew K. Rostami	4/18/2022	—	—	—	—	16,000	585.93	3,203,550
Andrew K. Rostami	10/31/2022	—	—	—	4,000			1,885,680
Wendy A. Rummler	10/6/2022	—	—	—	—	10,000	468.67	1,677,644
Arthur L. Smith	N/A	—	—	—	—	—	—	—

(a)Reflects the date of Board approval of the grants noted. The equity grants made in 2022 were awarded in connection with our hiring of the named executive officer, in the case of Messrs. Mohan and Rostami, and our promotion of the named executive officer, in the case of Ms. Rummler.

(b)The grant date value of stock option awards is calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the value are set forth in Note 14 to the consolidated financial statements contained in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 10, 2023.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END

The following table provides information with respect to the stock options held by our named executive officers as of December 31, 2022.

2022 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kenneth S. Booth (c)	27,500	82,500	$390.39	4/28/2031	—	$—	—	$—
Kenneth S. Booth (d)	25,000	25,000	333.94	12/30/2026	—	—	—	—
Ravi Mohan (e)	—	16,000	424.12	10/24/2028	10,000	4,744,000	—	—
Andrew K. Rostami (f) (g)	—	16,000	585.93	4/18/2028	8,000	3,795,200	—	—
Wendy A. Rummler (d)	9,376	9,374	333.94	12/30/2026	—	—	—	—
Wendy A. Rummler (h)	313	937	390.39	4/28/2027	—	—	—	—
Wendy A. Rummler (i)	—	10,000	468.67	10/6/2028	—	—	—	—
Arthur L. Smith (d)	25,000	25,000	333.94	12/30/2026	—	—	—	—

(a)Represents RSUs granted under the Incentive Plan.

(b)Value is equal to the closing market price reported on Nasdaq of $474.40 per share as of December 31, 2022, multiplied by the number of unvested RSUs held.

(c)Stock options vest and become exercisable in four equal annual installments beginning on April 28, 2022, the first anniversary of the date on which the options were granted by the Board.

(d)Stock options vest and become exercisable in four equal annual installments beginning on December 30, 2021, the first anniversary of the date on which the options were granted by the Board.

(e)Stock options vest and become exercisable and RSUs vest and convert to shares in four equal annual installments beginning on October 24, 2023, the first anniversary of the date on which the options and RSUs were granted by the Board.

(f)Stock options vest and become exercisable and 4,000 RSUs vest and convert to shares in four equal annual installments beginning on April 18, 2023, the first anniversary of the date on which the options and RSUs were granted by the Board.

(g)4,000 RSUs vest and convert to shares in four equal annual installments beginning on October 31, 2023, the first anniversary of the date on which the RSUs were granted by the Board.

(h)Stock options vest and become exercisable in four equal annual installments beginning on April 28, 2022, the first anniversary of the date on which the options were granted by the Board.

(i)Stock options vest and become exercisable in four equal annual installments beginning on October 6, 2023, the first anniversary of the date on which the options were granted by the Board.

2022 NONQUALIFIED DEFERRED COMPENSATION

2022 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (a)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (b)
Kenneth S. Booth	$—	$—	$(1,495,519)	$—	$3,326,493
Wendy A. Rummler	—	—	(666,500)	—	1,482,500
Arthur L. Smith	—	—	(1,556,944)	—	3,463,120

(a)The amounts relate to RSUs granted under the Incentive Plan prior to December 31, 2021 which, under the terms of the grants, are settled in shares on a date that is later than the date on which they vest. The reported amount of aggregate earnings for each individual is calculated as the number of RSUs held by such individual as of December 31, 2021 and not released during 2022 multiplied by the difference between the closing market price of Common Stock reported on Nasdaq of $474.40 per share as of December 31, 2022 and $687.68 per share as of December 31, 2021.

(b)The grants of these RSUs were disclosed in the Summary Compensation Table and Grant of Plan-Based Awards table in the year of grant. Such amounts do not represent additional compensation.

POTENTIAL PAYMENTS ON TERMINATION/CHANGE IN CONTROL

None of our named executive officers have individual agreements with us providing for cash severance payments or benefits continuation on any termination of employment, including on a termination prior to or following a change in control.

Treatment of Equity Upon Termination of Employment. If a named executive officer terminates employment for any reason prior to the vesting period for stock option or RSU awards, any unvested stock options or unvested RSU awards are forfeited. The Compensation Committee may waive or change the remaining restrictions or add additional restrictions with respect to any stock option or RSU award that would otherwise be forfeited, as it deems appropriate.

Treatment of Equity Upon a Change in Control. In the event of a change in control, outstanding equity awards including option awards that are assumed or substituted in connection with a change in control will become vested and exercisable upon a termination without cause or resignation for good reason during the 24-month period following the change in control (i.e., “double-trigger vesting”). Outstanding awards that are not assumed or substituted by an acquiror or successor in connection with a change in control will become fully vested and exercisable immediately upon the occurrence of the change in control. Notwithstanding the foregoing, in the event of a change in control, the Compensation Committee may, in its discretion, provide that each option will be cancelled in exchange for the excess of the per share transaction price over the option exercise price (spread value) upon the occurrence of a change in control.

The following table sets forth the potential amounts payable to our named executive officers in the event of a change in control with respect to stock option and RSU awards held by our named executive officers as of December 31, 2022.

	Accelerated Vesting of Equity Awards
Name	Unvested Stock Options ($) (a)	Unvested Restricted Stock Units (b)	Total
Kenneth S. Booth	$10,442,325	$—	$10,442,325
Ravi Mohan	804,480	4,744,000	5,548,480
Andrew K. Rostami	—	3,795,200	3,795,200
Wendy A. Rummler	1,452,689	—	1,452,689
Arthur L. Smith	3,511,500	—	3,511,500

(a)The amounts reported are calculated based on the number of unvested stock options held by each named executive officer, multiplied by the difference between the closing market price reported on Nasdaq of $474.40 per share as of December 31, 2022 and the exercise price of the stock options, assuming that one of the circumstances described above resulting in accelerated vesting occurred on such date. No value is reported when the exercise price of the stock options is higher than the closing market price reported on Nasdaq of $474.40 per share as of December 31, 2022.

(b)The amounts reported are calculated based on the number of unvested RSUs held by each named executive officer, multiplied by the closing market price reported on Nasdaq of $474.40 per share as of December 31, 2022, assuming the restrictions applicable to granted RSUs shall lapse and all other terms and conditions shall be deemed to have been satisfied, pursuant to the Incentive Plan and applicable award agreement.

2022 CHIEF EXECUTIVE OFFICER PAY RATIO

The following table provides information with respect to the ratio of 2022 total compensation of our Chief Executive Officer serving in 2022 to that of our median team member.

2022 Total Compensation
Chief Executive Officer (a)	$1,015,250
Median Team Member (a)(b)	$76,537
Ratio of Chief Executive Officer to Median Team Member Compensation	13:1
(a)Annual total compensation was calculated consistent with the disclosure requirements for annual compensation under the Summary Compensation Table.

(b)We identified our median team member as of December 31, 2022 by examining 2022 W-2 gross wages for all team members, excluding our Chief Executive Officer, who were employed by us as of December 31, 2022. The population of team members examined included full-time and part-time team members, including those hired during 2022. We believe W-2 gross wages is a consistently applied compensation measure that reasonably reflects the total annual compensation of our team members.

2022 DIRECTOR COMPENSATION

Our non-employee directors are eligible to receive the following:
•a quarterly retainer of $12,500 or payments of $1,500 for each Board meeting attended and $500 for each committee meeting attended
•stock-based awards under our Incentive Plan; and
•business-related travel expenses

In 2022, Ms. Flanagan and Mr. Hegde received a quarterly retainer. Mr. Tryforos received payments for each Board and committee meeting attended and Mr. Vassalluzzo opted not to receive quarterly retainers or payments for each Board and committee meeting attended. In 2022, the Company reimbursed Ms. Flanagan and Messrs. Tryforos, Hegde, and Vassalluzzo for certain business-related travel expenses in connection with their service on the Board. Additionally, in 2022, the Company paid directly certain business-related travel expenses of Ms. Flanagan and Messrs. Tryforos and Hegde in connection with their service on the Board.

Stock Option Award – On May 3, 2021, the Compensation Committee approved an award of 10,000 stock options under the Incentive Plan to Mr. Hegde in connection with the commencement of his service as a director. The stock options granted to Mr. Hegde will expire ten years from the date of the grant and will vest and become exercisable in four equal annual installments from the date of the grant, subject to continuous service through the relevant vesting date.

RSU Award – On March 7, 2019, the Compensation Committee approved an award of 1,500 RSUs to Ms. Flanagan under the Incentive Plan. The RSUs awarded to Ms. Flanagan vest over a five year performance period starting in 2019, based upon the compound annual growth rate of Adjusted EPS over the performance period. Vesting for each year of the performance period will be determined as follows:

Year 1
•If the compound annual growth rate of Adjusted EPS is at least 5%, one-fifth (20.0%) of the RSUs shall vest.
•If the compound annual growth rate of Adjusted EPS is less than 5%, no RSUs shall vest.

Year 2
•If the compound annual growth rate of Adjusted EPS is at least 5%, one-fifth (20.0%) of the RSUs shall vest. In addition, any RSUs that were eligible to vest in Year 1, but did not vest in Year 1, shall vest.
•If the compound annual growth rate of Adjusted EPS is less than 5%, no RSUs shall vest.

Year 3
•If the compound annual growth rate of Adjusted EPS is at least 5%, one-fifth (20.0%) of the RSUs shall vest. In addition, any RSUs that were eligible to vest in Year 1 and Year 2, but did not vest in Year 1 or Year 2, shall vest.
•If the compound annual growth rate of Adjusted EPS is less than 5%, no RSUs shall vest.

Year 4
•If the compound annual growth rate of Adjusted EPS is at least 5%, one-fifth (20.0%) of the RSUs shall vest. In addition, any RSUs that were eligible to vest in Year 1, Year 2, and Year 3 but did not vest in Year 1, Year 2, or Year 3 shall vest.
•If the compound annual growth rate of Adjusted EPS is less than 5%, no RSUs shall vest.

Year 5
•If the compound annual growth rate of Adjusted EPS is at least 5%, one-fifth (20.0%) of the RSUs shall vest. In addition, any RSUs that were eligible to vest in Year 1, Year 2, Year 3, and Year 4 but did not vest in Year 1, Year 2, Year 3, or Year 4 shall vest.
•If the compound annual growth rate of Adjusted EPS is less than 5%, no RSUs shall vest.

In 2022, under the formula described above, the compounded annual growth rate in Adjusted EPS from 2021 to 2022 was greater than 5%, so 100% of the 300 RSUs eligible to vest for Ms. Flanagan were vested upon the approval of the Compensation Committee in January 2023. As of the Record Date, 1,200 of the 1,500 RSUs awarded in March 2019 to Ms. Flanagan have vested. The vested RSUs are subject to a post-vesting holding period that will lapse on January 30, 2026, at which time vested RSUs will settled in shares of Common Stock.

Messrs. Tryforos and Vassalluzzo opted not to participate in the Incentive Plan.

The following table sets forth certain information regarding the compensation earned during 2022 by each non-employee director who served on the Board in 2022.

2022 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Equity Awards ($) (a)	Total ($)
Glenda J. Flanagan	$50,000	$—	$50,000
Vinayak R. Hegde	50,000	—	50,000
Thomas N. Tryforos	23,500	—	23,500
Scott J. Vassalluzzo	—	—	—

(a)As of December 31, 2022, Ms. Flanagan held 900 vested RSUs and 600 unvested RSUs, and Mr. Hegde held 2,500 vested stock options and 7,500 unvested stock options.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K (the “PVP Requirements”), we are providing the following information about the relationship between compensation reported in the summary compensation table (“SCT”) and compensation actually paid (“CAP”) as calculated under the PVP Requirements to our principal executive officer (“PEO”) and our other named executive officers (“NEOs”) and certain financial performance measures. The disclosure covers our three most recent fiscal years, which will expand incrementally over the next two years to a rolling five years.

	Kenneth S. Booth		Brett A. Roberts				Value of Initial Fixed $100 Investment Based on: (d)
Year	SCT Total for PEO ($) (a)	CAP to PEO ($) (b)	SCT Total for PEO ($) (a)	CAP to PEO ($) (b)	Average SCT Total for NEOs ($) (c)	CAP to NEOs ($) (b) (c)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income ($ in millions)	Economic Profit ($ in millions) (e)
2022	$1,015,250	$(22,614,425)	n/a	n/a	$4,418,311	$1,709,981	$107.24	$125.51	$535.8	$476.6
2021	30,526,345	59,123,384	$359,911	(46,514,489)	10,101,413	15,536,684	155.47	148.00	958.3	574.1
2020	n/a	n/a	1,039,250	(15,506,950)	1,895,287	1,754,780	78.25	116.40	421.0	471.3

(a)During 2022, our PEO was Mr. Booth. During 2021, our PEOs were Mr. Roberts (until his retirement effective May 3, 2021) and Mr. Booth (beginning on May 3, 2021). During 2020, our PEO was Mr. Roberts.

(b)Compensation actually paid, as computed under SEC rules, requires starting with the “Total” column of the SCT and making certain adjustments to reflect adjusted values to equity awards based on stock prices as of year end or the relevant vesting dates, and in the case of our stock option awards, various other accounting valuation assumptions. The following table reflects the adjustments made to SCT total compensation to compute CAP for our PEO and average CAP for our non-PEO NEOs:

	2022		2021			2020
	PEO ($)	NEOs ($)	PEO (Booth) ($)	PEO (Roberts) ($)	NEOs ($)	PEO ($)	NEOs ($)
Compensation per SCT	$1,015,250	$4,418,311	$30,526,345	$359,911	$10,101,413	$1,039,250	$1,895,287
Adjustments related to Stock Options
Deduction for Amounts Reported under the “Option Awards” Column in the SCT	—	(1,885,347)	(29,623,631)	—	(9,403,018)	—	—
Increase for Fair Value of Awards Granted during Year that Remain Unvested as of Year end	—	1,630,624	53,755,806	—	10,463,258	—	—
Increase for Fair Value of Awards Granted during Year that Vested during year	—	—	4,392,539	—	4,304,688	—	—
Increase/deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-end	(17,456,114)	(1,554,222)	—	—	—	—	—
Increase/deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	(6,173,561)	(916,535)	—	—	—	—	—
Adjustments related to RSUs and restricted shares
Deduction for Amounts Reported under the “Stock Awards” Column in the SCT	—	(2,117,650)	—	—	—	—	—
Increase for Fair Value of Awards Granted during Year that Remain Unvested as of Year end	—	2,134,800	—	—	—	—	—
Increase/deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-end	—	—	—	—	—	(17,314,200)	(175,547)
Increase/deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	—	—	72,325	1,585,200	70,343	768,000	35,040
Deduction of Fair Value of Awards Granted Prior to Year that were Forfeited during year	—	—	—	(48,459,600)	—	—	—
Compensation Actually Paid	$(22,614,425)	$1,709,981	$59,123,384	$(46,514,489)	$15,536,684	$(15,506,950)	$1,754,780

(c)During 2022, our non-PEO NEOs consisted of Messrs. Mohan, Rostami, and Smith and Ms. Rummler. During 2021, our non-PEO NEOs consisted of Messrs. Busk, Charles A. Pearce, Smith, and Ulatowski. During 2020, our non-PEO NEOs consisted of Messrs. Booth, Pearce, Smith, and Ulatowski.
(d)This assumes that $100 was invested in Common Stock and in a market index representing our peer group on January 1, 2020, and assumes the reinvestment of dividends. The peer group market index used for this purpose is the Dow Jones U.S. Financial Services Index.
(e)Economic profit is an important financial performance measure used by the Company to evaluate business decisions and strategies and our financial performance, and is used to link certain compensation actually paid to our non-PEO NEOs to Company performance (Company-Selected Measure). The following is a reconciliation of GAAP net income to economic profit:

(In millions)	For the Years Ended December 31,
	2022	2021	2020
GAAP net income	$535.8	$958.3	$421.0
Floating yield adjustment (after-tax)	(196.5)	(148.5)	(169.6)
GAAP provision for credit losses (after-tax)	370.7	6.5	428.8
Senior notes adjustment (after-tax)	(2.1)	(2.1)	4.0
Income tax adjustment	12.2	12.6	2.1
Adjusted net income	720.1	826.8	686.3
Adjusted interest expense (after-tax)	130.4	128.5	149.5
Adjusted net income plus interest expense (after-tax)	850.5	955.3	835.8
Less: cost of capital	373.9	381.2	364.5
Economic profit	$476.6	$574.1	$471.3

Relationship between Pay and Performance. Below are graphs showing the relationship of “compensation actually paid” to our PEOs and non-PEO NEOs in 2020, 2021, and 2022 to (1) TSR of both the Company and the Dow Jones U.S. Financial Services Index, (2) the Company’s net income, and (3) the Company’s economic profit, which is our company-selected measure.

CAP vs. Company and Peer Group TSR
$20.0
$15.0
$10.0
$5.0
$-
$(5.0)
$(10.0)
$(15.0)
$(20.0)
$(25.0)
CAP ($ in millions)
$180
$160
$140
$120
$100
$80
$60
$40
$20
$-
Value of Fixed $100 Investment
2020
2021
2022
Fiscal Year
PEOs
Avg. Non-PEO NEOs
Company TSR
Dow Jones U.S. Financial Services Index

CAP vs. Net Income
$20.0
$15.0
$10.0
$5.0
$-
$(5.0)
$(10.0)
$(15.0)
$(20.0)
$(25.0)
CAP ($ in millions)
$1,200
$1,000
$800
$600
$400
$200
$-
Net Income ($ in Millions)
2020
2021
2022
Fiscal Year
PEOs
Avg. Non-PEO NEOs
Net Income

CAP vs. Economic Profit
$20.0
$15.0
$10.0
$5.0
$-
$(5.0)
$(10.0)
$(15.0)
$(20.0)
$(25.0)
CAP ($ in millions)
$700
$600
$500
$400
$300
$200
$100
$-
Economic Profit ($ in millions)
2020
2021
2022
Fiscal Year
PEOs
Avg. Non-PEO NEOs
Economic Profit

Company Performance Metrics. Listed below are the financial performance measures, including the Company-Selected Measure, which in our assessment represent the most important financial performance measures we used in 2022 to link CAP to the Company’s named executive officers to Company performance. For 2022, the Company used fewer than three financial performance metrics to link CAP to the Company’s named executive officers to Company performance.

Measure	Nature	Explanation
Economic Profit	Financial Measure	Economic profit is a non-GAAP financial measure we use to evaluate our financial results and determine profit-sharing for team members, which is available to all team members including named executive officers, with the exception of our Chief Executive Officer.
Share price	Financial Measure	Our stock option awards provide value only if the market price of our Common Stock increases above the exercise price of the stock options.

PROPOSAL #2 - APPROVAL OF AN AMENDMENT TO THE CREDIT ACCEPTANCE CORPORATION AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

The Amended and Restated Incentive Compensation Plan (referred to in this Proxy Statement as the Incentive Plan) originally became effective on March 26, 2012, was amended and restated on April 12, 2021, subject to shareholder approval, and was most recently approved by shareholders on July 21, 2021.

On April 10, 2023, the Board approved, subject to shareholder approval at the Annual Meeting, an amendment of the Incentive Plan (the “Amendment”) to increase the share reserve (the number of shares of Common Stock authorized for issuance) under the Incentive Plan. In addition to the Amendment, the Board on April 10, 2023 approved other, minor amendments, which were not subject to shareholder approval and became effective immediately, to the Incentive Plan to reflect developments in equity compensation practices, including those of the Company.

The Board recommends a vote FOR the approval of the Amendment. Executed proxies will be voted FOR the approval of the Amendment unless shareholders specify otherwise in their proxies. The approval of the Amendment requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon. Broker non-votes and abstentions will be treated as shares present for purposes of determining the presence of a quorum but will have no effect on the vote for the approval of the Amendment. Upon the shareholders’ approval of the Amendment, the number of shares of Common Stock authorized for issuance under the Incentive Plan will be increased by 250,000 shares, which will increase the total number of shares of Common Stock authorized for issuance pursuant to the Incentive Plan from 2,750,000 to 3,000,000.

The Incentive Plan is intended to attract, motivate, and retain highly competent, effective, and loyal employees, non-employee directors, and independent contractors in order to create per share intrinsic value for shareholders. The purpose of amending the Incentive Plan is to provide for additional shares of Common Stock to be made available for the grants of restricted stock, restricted stock units, stock options, and other stock-based or cash-based awards to our non-employee directors, key employees, and independent contractors who are selected by the Compensation Committee for participation in the Incentive Plan. All employees (approximately 2,000 individuals), independent contractors, and four non-employee directors of the Company are currently eligible to receive grants under the Incentive Plan.

The text of the Incentive Plan as proposed to be amended by the Amendment, marked to show the changes to be effected by the Amendment, is set forth in Annex A to this Proxy Statement, and the description set forth herein of the material provisions of the Incentive Plan and the Amendment is qualified in its entirety by reference to the text of the Incentive Plan as proposed to be amended by the Amendment, as set forth in Annex A to this Proxy Statement. If our shareholders do not approve the Amendment, the Amendment will not take effect, and the Incentive Plan will remain in effect under its current terms, including the 2,750,000 maximum number of shares of Common Stock authorized for issuance pursuant to the Incentive Plan.

Incentive Plan Share Reserve Information

Total Shares Available as of Record Date (April 10, 2023)	205,133
Additional Share Request Under Proposal #2	250,000
Shares Remaining Available After Annual Meeting	455,133

Reasons to Approve the Amendment

The Amendment allows us to continue to utilize long-term equity incentives in order to secure and retain the services of employees of the Company and its subsidiaries, and align the interests of employees with the interests of our shareholders. The shares requested in this proposal are intended to be granted to further the purposes of the Incentive Plan. We last sought and received shareholder approval for an increase in the number of shares authorized for issuance under the Incentive Plan in 2021. The intent at that time was that the 2021 share reserve increase would cover our share needs for the foreseeable future. Instead of an annual award program providing for year-over-year annual equity awards to our executive officers and employees, we grant larger awards intended to incentivize recipients for longer periods. As a result of the equity grants that we have made to attract, retain, and incentivize our executive officers and employees, we do not currently have enough shares remaining available for issuance under the Incentive Plan to continue to grant equity awards to our employees.

Our shareholders are being asked to approve the Amendment to satisfy Nasdaq rules relating to shareholder approval of equity compensation plans. If our shareholders do not approve the Amendment to the Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the Incentive Plan as described herein, the Amendment will not take effect, the share reserve under the Incentive Plan will remain unchanged, the Incentive Plan will remain in effect under its current terms, and we will consider other ways to appropriately compensate employees, non-employee directors, and independent contractors.

Historical Use of Equity and Outstanding Awards

While the use of equity is an important part of our compensation program, we are mindful of our responsibility to our shareholders to exercise judgment in the granting of equity awards. As a result, we evaluated both our “overhang percentage” and annual share usage, or “burn rate,” in considering the advisability of the Amendment and its potential impact on our shareholders.

Overhang. As of the end of the 2022 fiscal year, we had 1,023,302 shares of Common Stock subject to outstanding equity awards, of which 341,228 shares relate to outstanding RSUs and 682,074 shares relate to outstanding stock options. Additionally, as of the end of the 2022 fiscal year, 215,271 shares were collectively available for future equity awards under the Incentive Plan. The 1,238,573 share overhang represents approximately 9.3% of fully diluted Common Stock outstanding as of the end of fiscal year 2022 (referred to as the “overhang percentage”). The 250,000 new shares proposed to be included in the share reserve under the Incentive Plan, along with the 215,271 shares remaining available for issuance under the Incentive Plan that would be available for grant under the Incentive Plan assuming shareholder approval of the Amendment, would increase the overhang percentage by an additional 1.7% to approximately 11.0%. For additional information, see the discussion under the caption “Equity Compensation Plan Information” on page 35.

Burn Rate. The burn rate under the Company’s equity compensation program for the last three fiscal years was as follows:

Name	Fiscal Year 2022	Fiscal Year 2021	Fiscal Year 2020
A. Stock Options Granted	67,000	156,500	622,000
B. Restricted Stock Awards and Units Granted (a)	22,867	73,836	69,170
C. Total Stock Options and Shares Granted (A+B)	89,867	230,336	691,170
D. Basic Weighted-Average Common Shares Outstanding	13,563,885	16,085,823	17,858,935
E. Annual Share Usage (C/D)	0.7%	1.4%	3.9%

(a) For performance-based awards, this number reflects the number of shares earned during the applicable fiscal year.

Governance

The Incentive Plan includes provisions that are designed to protect the Company’s shareholders’ interests and to reflect corporate governance best practices including:

•No Repricing. The Incentive Plan prohibits repricing and exchange of underwater options for cash without shareholder approval.
•No Evergreen Provision. Shareholder approval is required to add additional shares to the share reserve.
•Minimum Vesting Periods for Awards. The majority of awards granted under the Incentive Plan are subject to a minimum vesting period of one year.
•Double-Trigger Vesting Upon a Change in Control. The Incentive Plan does not provide for vesting of equity awards based solely on the occurrence of a change in control, without an accompanying job loss, unless awards are not assumed or substituted in connection with the change in control.
•No Discounted Stock Options. The Incentive Plan prohibits use of discounted stock options.
•Reasonable Dividend Policy. Dividend or dividend equivalents on awards are subject to the same vesting restrictions as the underlying awards and are not distributed until the underlying award is settled.
•No Liberal Share Counting. The Incentive Plan does not provide for liberal share counting, such as failing to count shares withheld for taxes or shares bought on the open market using stock option proceeds, or counting only the net number of shares issued upon exercise of a stock option against the share reserve.

Description of the Incentive Plan

General. The Incentive Plan provides for the grant of restricted stock, restricted stock units, nonqualified stock options, incentive stock options, and other stock-based and cash-based awards, during the 10 year life of the Incentive Plan.

Administration. The Incentive Plan is administered by the Compensation Committee.

The Compensation Committee may delegate to one or more officers or managers the authority to grant awards to, or to cancel, modify, waive rights with respect to, alter, discontinue or terminate awards held by, participants who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act.

Limitations on Awards. Subject to stockholder approval of the proposed amendment, the total number of shares of Common Stock authorized for issuance with respect to awards under the Incentive Plan will be increased from 2,750,000 shares to 3,000,000 shares.

As of December 31, 2022, there were 215,271 shares of Common Stock in the aggregate that remained available for awards under the Incentive Plan. In addition, the number of shares of Common Stock that are subject to awards under the Incentive Plan that, in the future, are terminated, forfeited, cancelled, or expired (in each case, other than due to the expiration of stock options on the options’ expiration date) under the Incentive Plan without a distribution of shares to the participant, will be added to the number of shares available for awards under the

Incentive Plan. However, shares of Common Stock that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the Incentive Plan, as well as any shares of Common Stock exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the Incentive Plan. To the extent an award is paid or settled in cash, the number of shares of Common Stock previously subject to the award will again be available for awards pursuant to the Incentive Plan. To the extent that an award can only be settled in cash, such award will not be counted against the total number of shares of Common Stock available for awards under the Incentive Plan. The maximum number of shares that may be subject to stock-based awards under the Incentive Plan to any salaried employee during any one-year period is 500,000. Such amounts and limitations are subject to adjustment for stock splits and certain other corporate events. The market price of Common Stock as of April 10, 2023 was $433.41 per share.

Restricted Stock Awards and Restricted Stock Units. The Incentive Plan provides for the grant of restricted stock or restricted stock units. A restricted stock unit is the right to receive shares of restricted stock or an equivalent value in cash. Restricted stock and restricted stock units will initially be non-transferable but will become transferable upon fulfillment of conditions established by the Compensation Committee at the time of grant. An award of restricted stock or restricted stock units may also be subject to vesting or other restrictions, which may include performance goals. All of the terms relating to vesting or other restrictions, including performance goals, the length of any performance period, and the termination of the restriction period relating to the award of restricted stock or restricted stock units, will be determined by the Compensation Committee and set forth in the agreement relating to such award of restricted stock or restricted stock units. The holder of shares of restricted stock will have rights as a shareholder of the Company, including the right to vote and receive dividends with respect to such shares. The holder of shares of Common Stock subject to restricted stock units will have rights to receive dividend equivalents with respect to such shares.

Other Cash-Based and Stock-Based Awards. The Incentive Plan provides for other cash- and stock-based awards, the form and terms of which will be as determined by the Compensation Committee, consistent with the purposes of the Incentive Plan. The vesting or payment of one of these awards may be made subject to the attainment of performance goals. The maximum amount that any participant may receive under a cash award intended to be Grandfathered Awards (as defined in the Incentive Plan) for any annual performance period is $2.5 million.

Performance Goals. Each Grandfathered Award will be based upon the attainment of specified levels of Company or affiliate performance during a specified performance period, as measured by any or all of the following: (i) economic profit; (ii) earnings per share; (iii) operating income; (iv) net income; (v) revenue; (vi) book value per share; (vii) return on capital; (viii) total loan originations; (ix) origination quality measures, such as charge-off rates, collection rates, dollars collected or similar measures; (x) loan performance measures, such as charge-off rates, collection rates, dollars collected; (xi) annual profitability; (xii) market capitalization; (xiii) business development goals; (xiv) customer satisfaction goals; (xv) employee satisfaction goals; (xvi) strategic goals; and (xvii) any combination of any of the foregoing, or a specified increase or decrease in one or more of the foregoing over a specified period. The performance period may be a one, two, three, four, or five fiscal year period, determined by the Compensation Committee. A performance-based award will not be paid until the Compensation Committee has certified in writing that the applicable performance goals have been attained.

Stock Options. Stock options granted under the Incentive Plan may be either incentive stock options under Section 422 or nonqualified stock options. The terms of stock options granted under the Incentive Plan will be set forth in an agreement between the Company and the recipient and will be determined by the Compensation Committee, unless specified in the Incentive Plan. The exercise price will not be less than the fair market value of the underlying shares on the date of grant. In the case of incentive stock options, the exercise price must be at least 110% of fair market value if the recipient is the holder of more than 10% of the Company’s stock. Fair market value for purposes of the Incentive Plan is determined by the Compensation Committee.

Stock options granted under the Incentive Plan become exercisable at such times as the Compensation Committee may determine and will expire not later than ten years after grant. The aggregate fair market value, determined on the grant date, of stock with respect to which incentive stock options may first become exercisable for a holder during any calendar year may not exceed $100,000.

Change in Control and Termination. Unless otherwise provided in the applicable agreement, outstanding awards that are assumed or substituted in connection with a change in control will become fully vested and exercisable, any applicable restrictions will lapse and any performance conditions with respect to such awards will be deemed to be achieved based on actual performance levels, in each case only upon a termination without cause within 24 months following the change in control. If outstanding awards are not assumed or substituted in connection with a change in control, immediately upon the change in control, such awards will become fully vested and exercisable, any restrictions will lapse, and any performance conditions will be deemed to be achieved based on actual performance levels. In addition, except as would result in the imposition of taxes or penalties under Section 409A of the Internal Revenue Code, as amended (the “Code”), the Board or the Compensation Committee may provide that each award will be cancelled as of the change in control in exchange for a payment in cash or securities. If required to avoid the imposition of additional taxes under Section 409A of the Code, such awards will be settled in accordance with their original terms or at such earlier time as permitted by Section 409A of the Code.

Unless the relevant agreement otherwise provides, the exercisable portion of a stock option will terminate at various times after the holder’s status as an eligible plan participant terminates, based upon the reason for the termination.

Income Tax Consequences

Under the Code as now in effect, at the time an incentive stock option is granted or exercised, the holder will not be deemed to have received any income, and the Company will not be entitled to a deduction. The difference between the exercise price and the fair market value of the shares subject to the incentive stock option on the date of exercise is a tax preference item, which may subject the holder to the alternative minimum tax in the year of exercise. The holder of an incentive stock option generally will be accorded capital gain or loss treatment on the disposition of the shares acquired upon exercise, provided the disposition occurs more than two years after the date of grant and more than one year after exercise. A holder who disposes of shares acquired by exercise of an incentive stock option prior to the expiration of the foregoing holding periods realizes ordinary income upon the disposition equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price. To the extent ordinary income is recognized by the holder, the Company is permitted to deduct a corresponding amount as compensation expense.

Upon the exercise of a nonqualified stock option, a holder will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares subject to the nonqualified stock option on the date of exercise. Upon withholding for income taxes, the Company will receive a corresponding compensation deduction. When the holder disposes of the shares acquired upon exercise of the option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as a capital gain.

A participant who receives an award of restricted stock generally recognizes ordinary income equal to the fair market value of the shares on the date the restrictions lapse. A participant who receives a grant of restricted stock units or cash generally recognizes ordinary income equal to the fair market value of the award on the date on which it is paid. Upon withholding for income taxes, the Company will receive a compensation tax deduction equal to the ordinary income realized by the participant.

New Plan Benefits

No awards made under the Incentive Plan prior to the date of the Annual Meeting were granted subject to shareholder approval of this Proposal #2. The awards to be made under the Incentive Plan are subject to the discretion of the Compensation Committee and therefore are not determined as of the latest practicable date for this filing. Moreover, the number of shares that that would be earned with respect to any grant of performance-based awards may vary based on the achievement of any applicable performance goals, which is not determinable at this time. Finally, the ultimate value of any award that is granted will depend on the value of the underlying shares of Common Stock at the time of settlement of the award, which likewise is not currently determinable.

Additional Incentive Plan Information

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of Common Stock subject to outstanding stock options or RSUs granted under the 2012 Plan since its approval by our shareholders in 2012.

Name and Position	Number of Shares Subject to Options or RSUs
Named executive officers:
Kenneth S. Booth Chief Executive Officer and President	160,000
Ravi Mohan Chief Technology Officer	26,000
Andrew K. Rostami Chief Marketing and Product Officer	24,000
Wendy A. Rummler Chief People Officer	29,000
Arthur L. Smith Chief Analytics Officer	50,000
All current executive officers as a group	455,000
All current non-employee directors as a group	11,500
Each nominee for election as a director:
Kenneth S. Booth	160,000
Glenda J. Flanagan	1,500
Vinayak R. Hegde	10,000
Thomas N. Tryforos	—
Scott J. Vassalluzzo	—
Each associate of any executive officers, current directors or director nominees	—
Each other person who received or is to receive 5% of awards	—
All employees as a group (including all current non-executive officers)	920,383

As of the Record Date, no restricted stock awards were outstanding under the Incentive Plan. The market value of the 252,609 shares of Common Stock underlying RSUs outstanding as of the Record Date under the Incentive Plan was $109.5 million, based on the closing market price reported on Nasdaq of $433.41 per share as of the Record Date. The market value of the 667,774 shares of Common Stock underlying stock options outstanding as of the Record Date under the Incentive Plan was $45.5 million, based on the excess of the closing market price reported on Nasdaq of $433.41 per share as of the Record Date over the weighted average exercise price of such options.

Equity Compensation Plan Information

The Incentive Plan, which was most recently approved by shareholders on July 21, 2021, provides for the granting of restricted stock, restricted stock units and stock options to team members, officers, and directors.

The following table sets forth (1) the number of shares of Common Stock to be issued upon the exercise of outstanding stock options or settlement of restricted stock units, (2) the weighted average exercise price of outstanding stock options, if applicable, and (3) the number of shares remaining available for future issuance, as of December 31, 2022.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in column (a)) (2)
	(a)	(b)	(c)
Equity compensation plan approved by shareholders:
Incentive Plan	1,023,302	$365.34	215,271

(1) The weighted average exercise price in this column does not take into account restricted stock units that are outstanding under the Incentive Plan, which have no exercise price.

(2) For additional information regarding our equity compensation plans, including grants of restricted stock units, see Note 14 to the consolidated financial statements contained in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 10, 2023.

PROPOSAL #3 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are including this proposal to enable our shareholders to vote on an advisory basis on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation philosophy, policies, and practices described in this Proxy Statement.

As described in detail in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation programs are designed to align the interests of our executives with those of our shareholders by rewarding performance that delivers value to our shareholders. Our executive compensation program is designed to attract and retain our named executive officers and reward outstanding financial performance. We feel that our executive compensation programs achieve these goals as intended and the Board recommends a vote FOR the resolution set forth below indicating approval of the compensation of our named executive officers. Executed proxies will be voted FOR the advisory proposal to approve our named executive officer compensation unless shareholders specify otherwise in their proxies. This proposal, commonly known as a “say on pay” proposal, provides shareholders the opportunity to indicate their support of the compensation we pay to our named executive officers through the following resolution:

“Resolved, that the shareholders of Credit Acceptance Corporation approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure contained in the Company’s proxy statement for the 2023 Annual Meeting of Shareholders.”

This vote on the compensation of our named executive officers is advisory and not binding. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Pursuant to a policy we adopted in 2017, we provide our shareholders with the opportunity to vote on a “say on pay” proposal at each annual meeting of shareholders.

PROPOSAL #4 - ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act and related SEC rules, we are including this proposal to enable our shareholders to indicate on an advisory basis how frequently we should seek future advisory votes on the compensation of our named executive officers. The Board recommends that the frequency of the shareholder advisory vote on the compensation of our named executive officers be once every year. In voting on this proposal, shareholders may indicate their preference as to whether the advisory vote on the compensation of our named executive officers should occur (a) once every year, (b) once every two years, or (c) once every three years or abstain from voting. Executed proxies will be voted for an advisory vote on compensation of our named executive officers to occur EVERY YEAR unless shareholders specify otherwise in their proxies.

We view the compensation of our named executive officers as an essential part of our strategy to maximize the performance of the business and deliver enhanced value to our shareholders. We believe that a shareholder advisory vote every year on the compensation of our named executive officers permits us to focus on developing compensation practices that are in the best long-term interests of our shareholders. We believe this approach, as compared with the alternatives of an advisory vote once every two or three years, more closely aligns with the interests of shareholders by giving shareholders the opportunity to vote on the named executive officer compensation decisions made by the Compensation Committee each year. The Board believes that a vote every year provides the most direct communication and clarity and avoids delays.

The voting frequency option that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on named executive officer compensation that has been selected by shareholders. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of our shareholders and us to hold an advisory vote on named executive officer compensation on a different frequency than the option selected by our shareholders.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

We considered dealers owned or controlled by (1) Donald A. Foss, who was our founder and former Chair of the Board and beneficially owned more than 5% of our outstanding Common Stock, and (2) a member of Mr. Foss’s immediate family, to be “affiliated dealers,” until Mr. Foss’s death in August 2022. In the normal course of our business, affiliated dealers assigned consumer loans to us under our portfolio and purchase programs. Dealer loans and purchased loans with affiliated dealers were on the same terms as those with non-affiliated dealers.

The affiliated dealer loan balance was $40.1 million as of August 31, 2022, which was 0.7% of our total consolidated dealer loan balance. A summary of related party loan activity is as follows:

(In millions)	For the Period Ended August 31, 2022
	Affiliated dealer activity	% of consolidated
Dealer loan revenue	$4.6	0.7%
New consumer loan assignments (a)	11.5	0.4%
Accelerated dealer holdback payments	0.1	0.3%
Dealer holdback payments	0.5	0.4%

(a) Represents advances paid to dealers on consumer loans assigned under our portfolio program and one-time payments made to dealers to purchase consumer loans assigned under our purchase program.

In accordance with its written charter, the Audit Committee reviews and approves all of our transactions with directors and executive officers and with firms that employ directors, as well as any other material related party transactions. Any such transactions would be reviewed by the Audit Committee in light of whether it resulted in a conflict of interest for the individual and whether such transaction is fair to us and in our best interests. The terms of the transactions described above were previously approved by the Audit Committee; therefore, the Audit Committee does not intend to re-approve these transactions and relationships unless they no longer occur in the ordinary course of our business and the terms change such that the transactions no longer occur on the same terms as transactions with non-affiliated dealers.

PROPOSAL #5 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Information as to Grant Thornton, our independent registered public accounting firm, appears below under the heading “Independent Accountants.” The Board recommends a vote FOR ratifying the selection of Grant Thornton as our independent registered public accounting firm for 2023. Executed proxies will be voted FOR the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2023 unless shareholders specify otherwise in their proxies.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our shareholders for ratification as a matter of good corporate practice. Should the shareholders fail to provide such ratification, the Audit Committee will reconsider its selection of Grant Thornton as our independent registered public accounting firm for 2023. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our and our shareholders’ best interests.

INDEPENDENT ACCOUNTANTS

General

The Audit Committee has appointed Grant Thornton as our independent accountants to perform an integrated audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting for 2023. Grant Thornton has served as our independent accountants since their appointment by the Audit Committee on July 20, 2005, and acted as our independent accountants in 2022 to audit the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Representatives of Grant Thornton are expected to be present at the meeting to respond to questions from the shareholders and will be given the opportunity to make a statement.

Fees Paid to Independent Accountants

The following table provides a summary of the aggregate fees billed by Grant Thornton for 2022 and 2021.

(In millions)
Description	2022	2021
Audit fees (a)	$0.9	$0.9
Audit-related fees (b)	0.3	0.2
Tax fees	—	—
All other fees	—	—
Total fees	$1.2	$1.1

(a)Includes fees for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, and the review of our interim consolidated financial statements.

(b)Includes fees for agreed-upon procedures for our debt, the audit of our employee benefit plan, and comfort letter procedures.

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Grant Thornton and satisfied itself as to the maintenance of the auditors’ independence.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent accountants are permitted to perform for us under applicable federal securities regulations. The Audit Committee’s policy utilizes an annual review and general pre-approval of certain categories of specified services that may be provided by the independent accountants, up to predetermined fee levels. Any proposed service not qualifying as a pre-approved specified service, and pre-approved services exceeding the predetermined fee levels, require further specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit and non-audit services proposed to be performed by the independent accountants. All services provided by our independent accountants were pre-approved by the Audit Committee. The policy has not been waived in any instance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of Forms 3, 4, and 5 and amendments thereto filed electronically with the SEC with respect to the year ended December 31, 2022 and written representations from certain reporting persons, we believe that all filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with for the year ended December 31, 2022, except that shares previously reported by Donald A. Foss in his Section 16 reports and comprising more than 10% of the outstanding Common Stock became beneficially owned by The Donald A. Foss Irrevocable Trust Dated August 14, 2022 upon Mr. Foss’s death, and no Form 3 was filed on behalf of such trust or by John P. Neary, a trustee of such trust.

OTHER BUSINESS MATTERS

The only matters that management intends to present to the meeting are set forth in the Notice of Annual Meeting of Shareholders. Management knows of no other matters that will be brought before the meeting by any other person. If, however, any other matters are properly brought before the meeting, the persons named on the form of proxy intend to vote on such matters in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINEES FOR 2024 ANNUAL MEETING

Proposals by shareholders that are intended to be presented at the 2024 Annual Meeting must be submitted to our Secretary and received at our principal executive offices no later than December 22, 2023 to be considered for inclusion in our proxy materials for the 2024 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act.

Our bylaws establish an advance notice procedure for director nominations and other proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a‑8 under the Exchange Act, but that a shareholder instead wishes to present directly at an annual meeting of shareholders of the Company. Under these procedures, for such a proposal or nomination to be presented by a shareholder at the 2024 Annual Meeting, the shareholder must provide us with written notice of such proposal or nomination not earlier than February 3, 2024, and not later than March 4, 2024. For the 2024 Annual Meeting, March 4, 2024 is the date after which notice of a shareholder proposal submitted outside the processes of Rule 14a‑8 under the Exchange Act will be considered untimely for purposes of Rule 14a‑4(c) under the Exchange Act.

In addition, under the SEC’s universal proxy rules, a shareholder intending to solicit proxies in support of director nominees other than the Company’s nominees for the 2024 Annual Meeting, must provide notice to the company in accordance with Rule 14a-19 under the Exchange Act no later than April 3, 2024, except that, if the 2024 Annual Meeting is called for a date that is more than 30 days before or more than 30 days after the first anniversary of the Annual Meeting, then such notice must be provided by the later of 60 days prior to the date of the 2024 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by the Company. The notice requirements under the SEC’s universal proxy rules are in addition to the applicable advance notice requirements under our bylaws as described above.

SHAREHOLDERS SHARING THE SAME ADDRESS

SEC rules permit the delivery of only one copy of a company’s Notice of Internet Availability of Proxy Materials, annual report to shareholders and proxy statement, as applicable, to multiple shareholders who share the same address (or, in the case of the Notice of Internet Availability of Proxy Materials, the delivery in a single envelope of separate notices for each such shareholder sharing the same address), unless contrary instructions have been received from one or more of those shareholders. This delivery method, called “householding,” can reduce the costs associated with printing and mailing of proxy materials. We will not be using householding in delivering proxy materials for the Annual Meeting to our shareholders of record, but a number of intermediaries, such as brokers, with account holders that own shares of Common Stock held in street name will be householding our proxy materials for the Annual Meeting to their account holders that have given their express or implied consent to that method of delivery.

We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability of Proxy Materials for the Annual Meeting, our 2022 annual report or our proxy statement for the Annual Meeting, as applicable, to a shareholder at a shared address to which a single copy of such document or documents was delivered. To receive a separate copy, please call Broadridge Financial Solutions, Inc. at (866) 540-7095 or write to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Generally, if your shares of Common Stock are held in street name, once you have received notice from your broker or other intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our Notices of Internet Availability of Proxy Materials, annual reports to shareholders or proxy statements, as applicable, in the future, please notify your broker or other intermediary.

Shareholders that own shares of Common Stock held in street name and that share an address and are receiving multiple copies of our annual reports to shareholders, proxy statements or Notices of Internet Availability of Proxy Materials, but would like to receive a single copy, may request delivery of a single copy of those documents by contacting their broker or other intermediary.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 will be furnished without charge to any shareholder of record or beneficial owner of Common Stock upon written request to our Secretary at the address on the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.

By Order of the Board of Directors,
Erin J. Kerber
Chief Legal Officer, Chief Compliance Officer and Secretary

April 21, 2023

ANNEX A

CREDIT ACCEPTANCE CORPORATION
AMENDED AND RESTATED
INCENTIVE COMPENSATION PLAN
As Amended Effective April 10, 2023
Marked to Show Changes to Be Effected by the Amendment

I.GENERAL PROVISIONS
1.01     Purpose. The Plan, which was adopted by the Company’s Board on the Effective Date, is intended to attract and retain highly competent, effective and loyal Employees, Non-Employee Directors, and Independent Contractors in order to create per share intrinsic value for shareholders.
1.02Participants. Participants in the Plan shall be such Employees (including Employees who are directors), Non-Employee Directors, and Independent Contractors of the Company or of an Affiliate as the Committee may select from time to time. In addition, the Committee may grant an Award to an individual upon the condition that the individual become an Employee, Non-Employee Director, or Independent Contractor of the Company or of an Affiliate, provided that the Award shall be deemed to be granted only on the date that the individual becomes an Employee, Non-Employee Director, or Independent Contractor.
1.03Definitions. As used in this Plan, the following terms have the meaning described below:
(a)“Affiliate” or “Affiliates” means a corporation or other entity that is affiliated with the Company and includes any parent or Subsidiary of the Company, as defined in Code Sections 424(e) and (f), respectively. Notwithstanding the above, for purposes of determining Participants eligible to receive grants of Options (or stock appreciation rights), Affiliate shall mean any corporation, partnership, limited liability company or other entity (other than the employer entity) in an unbroken chain of entities beginning with the employer entity if each of the entities other than the last entity in the unbroken chain either (1) owns stock possessing 50% or more of the total combined voting power of, or (2) owns stock possessing 50% or more of the total combined value of all classes of stock of, in each case, one of the other entities in such chain. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.
(b)“Agreement” means the written agreement that sets forth the terms of a Participant’s Award.
(c)“Award” means a grant of an Option, Restricted Stock Award, Restricted Stock Unit, Other Cash Based Award, or Other Stock Based Award.
(d)“Board” means the Board of Directors of the Company.
(e)“Business Combination” means (1) any reorganization, merger, share exchange or consolidation of the Company, or (2) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company.
(f)“Cause” means (1) with respect to any Participant who is a party to a written employment agreement with the Company or any Affiliate, “Cause” as defined in such employment agreement, or (2) with respect to any Participant who is not a party to a written employment agreement with the Company or any Affiliate, or whose employment agreement does not define such term, personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or receipt of a final cease-and-desist order. In determining willfulness, no act or failure to act on a Participant’s part shall be considered “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company.
(g)“Change in Control” means the occurrence of any of the following events:
(1)If the Incumbent Directors cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be considered to be an Incumbent Director; provided further, that any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a person other than the Board shall not be considered an Incumbent Director.
(2)If there shall be consummated a Business Combination, other than (1) a merger or consolidation effected to implement a reorganization of the Company’s ownership wherein the Company shall become a wholly-owned subsidiary of another corporation and the shareholders of the Company shall become shareholders of such other corporation without any material change in each shareholder’s proportionate ownership of such other corporation from that owned in the Company prior to such merger or consolidation; and (2) a Business Combination following which: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and outstanding Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Surviving Corporation in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding Common Stock and Voting Stock, as the case may be; (B) no person or entity beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the Surviving Corporation or the combined voting power of the then outstanding voting securities of the Surviving Corporation (excluding any person or entity who beneficially owned 20% or more of the outstanding Common Stock or Voting Stock prior to such Business Combination, the Surviving Corporation and any employee benefit plan (or related trust) of the Company or the Surviving Corporation); and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors immediately prior to the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.
(3)Approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.
Notwithstanding the above, to the extent necessary to avoid the imposition of taxes or penalties under Section 409A of the Code with respect to any award that constitutes deferred compensation under Section 409A of the Code, a Change in Control shall be deemed to have occurred under this Plan with respect to such award only if, in addition to the requirements set forth above, the event constitutes a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company, within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.
(h)“Code” means the Internal Revenue Code of 1986, as amended.
(i)“Committee” means the Board acting as a whole, or a committee of two or more “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) who also constitute “outside directors” (as defined under Code Section 162(m) if applicable at the time) if designated by the Board to administer the Plan. The fact that a Committee member shall fail to qualify under Rule 16b-3 under the Exchange Act or Code Section 162(m) shall not invalidate any grant or award made by the Committee, if the grant or award is otherwise validly granted under the Plan.

(j)“Common Stock” means shares of the Company’s authorized and unissued common stock, or reacquired shares of such common stock.
(k)“Company” means Credit Acceptance Corporation and any successor thereto.
(l)“Disability” means disability as defined in Treasury Regulation 1.409A-3(i)(4).
(m)“Effective Date” means April 12, 2021, the date on which the Board adopted the Plan.
(n)“Employee” means an employee of the Company or Affiliate, who has an “employment relationship” with the Company or an Affiliate, as defined in Treasury Regulation 1.421-7(h); and the term “employment” means employment with the Company, or an Affiliate of the Company.
(o)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor thereto.
(p)“Fair Market Value” means, as of the date of determination, (1) unless otherwise determined by the Committee, the closing price per share of Common Stock as quoted on the national securities exchange or such other market on which such stock is principally traded on the day prior to such date, as determined by the Committee, or (2) if the shares of Common Stock are not listed or admitted to trading on any such exchange or market, the closing selling price as reported by an over-the-counter market; provided that if no sales occur as of the date of determination, then the date of determination shall be the last day on which a sale was reported; further provided that if the shares of Common Stock are not then listed on a national securities exchange or market or traded in an over-the-counter market, such value shall be determined by the Committee in good faith. In no event shall the Fair Market Value of any share of Common Stock be less than the par value per share of Common Stock.
(q)“Good Reason” means (1) with respect to any Participant who is a party to a written employment agreement with the Company or any Affiliate, “Good Reason” as defined in such employment agreement, or (2) with respect to any Participant who is not a party to a written employment agreement with the Company or any Affiliate, or whose employment agreement does not define such term, without the Participant’s express written consent: (A) a material diminution in the Participant’s rate of base salary or target annual bonus opportunity, (B) a material diminution in the Participant’s authority, duties or responsibilities, (C) a material change in the geographic location of the Participant’s principal office with the Company (for this purpose, in no event shall a relocation of such office to a new location that does not increase a Participant's one-way commute by more than fifty (50) miles from constitute a “material change”) or (D) a material breach by the Company of the Agreement; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Participant provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (30) days of the initial existence of such condition(s) (such notice to be delivered in accordance with any notice provision of the applicable Agreement) and (y) the Company fails to remedy such condition(s) within thirty (60) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment or service with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.
(r)“Grandfathered Awards” means any performance-based Awards intended to constituted qualified performance-based compensation within the meaning of Section 162(m) of the Code and provided pursuant to a written binding contract that was in effect on November 2, 2017, and that was not modified in any material respect on or after such date, within the meaning of Section 13601(e)(2) of P.L. 115-97 (the Tax Cuts and Jobs Act) as may be amended from time to time (including any regulations or further guidance).
(s)“Grant Date” means the date on which the Committee authorizes the grant of an individual Award, or such later date as shall be designated by the Committee.
(t)“Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code and is designated as such in the Agreement evidencing the grant.

(u)“Incumbent Directors” means the members of the Board on the Effective Date.
(v)“Independent Contractor” means any individual who provides services to the Company or an Affiliate who is not an Employee or a Non-Employee Director.
(w)“Non-Employee Director” means a director of the Company or an Affiliate who is not an Employee.
(x)“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
(y)“Option” means either an Incentive Stock Option or a Nonqualified Stock Option.
(z)“Other Cash Based Award” means an Award granted pursuant to Article III.
(aa)“Other Stock Based Award” means an Award granted pursuant to Article III.
(bb)“Participant” means the individuals described in Section 1.02.
(cc)“Plan” means the Credit Acceptance Corporation Amended and Restated Incentive Compensation Plan, the terms of which are set forth herein, as amended from time to time.
(dd)“Restricted Period” means the period of time during which Common Stock subject to an Award is subject to restrictions that make it subject to forfeiture and/or nontransferable.
(ee)“Restricted Stock Award” means an award of Common Stock that is subject to a Restricted Period, granted pursuant to Article III.
(ff)“Restricted Stock Unit” means a right granted pursuant to Article III to receive Common Stock or an equivalent value in cash, in each case subject to the conditions set forth in the Plan and the related Agreement.
(gg)“Retirement” means a Participant’s voluntary cessation of employment, or voluntary cessation of services as a Non-Employee Director, following the Participant’s 65th birthday.
(hh)“Subsidiary” means, with respect to any “person” (within the meaning of Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) and 14(d) thereof), as of any date of determination, any other person as to which such first person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other person.
(ii)“Surviving Corporation” means the corporation resulting from a Business Combination referred to in Section 1.03(g)(2)(B) of the Plan, including, without limitation, the surviving corporation in a merger involving the Company and a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.
(jj)“Voting Stock” means the securities ordinarily having the right to vote in the election of directors to the Board.
1.04Administration.
(a)The Plan shall be administered by the Committee, in accordance with Rule 16b-3 under the Exchange Act and Code Section 162(m), if applicable. The Committee shall have the authority, in its sole discretion, at any time and from time to time, subject to any express limitations set forth herein, to administer the Plan and exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards granted (including whether an Option granted is an Incentive Stock Option or a Nonqualified Stock Option); to determine the number of shares of Common Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria, if any, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged or surrendered; to make adjustments in the performance goals that may be required for any Award in recognition of extraordinary events affecting the Company or the financial statements of the Company or in response to changes in applicable laws, regulations or accounting principles (in each case, to the extent not inconsistent with Section 162(m) of the Code with respect to Awards intended to qualify as Grandfathered Awards); to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.
(b)The Committee may, in its absolute discretion, without amendment to the Plan, (1) accelerate the date on which any Option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of service or otherwise adjust any of the terms of such Option, and (2) accelerate the vesting date, or waive any condition imposed hereunder, with respect to any share of Restricted Stock Award, or other Award or otherwise adjust any of the terms applicable to any such Award. Notwithstanding the foregoing, and subject to adjustments for changes in capitalization pursuant to Section 6.01, neither the Board, the Committee nor their respective delegates shall have the authority, without first obtaining the approval of the Company’s shareholders, to (A) re-price (or cancel and/or re-grant) any Option or, if applicable, other Award at a lower exercise, base or purchase price, (B) cancel underwater Options in exchange for cash or (C) grant an Option in consideration for, or conditioned on, the delivery of Common Stock to the Company in payment of the exercise price and/or the withholding taxes of an Award. For purposes of this Section 1.04(b), Options will be deemed to be “underwater” at any time when the Fair Market Value of Common Stock is less than the exercise price of the Option.
(c)The decision of the Committee on any question concerning the interpretation of the Plan or its administration with respect to any Award granted under the Plan shall be final and binding upon all Participants (or any person claiming any rights under the Plan from or through any Participant). Notwithstanding the foregoing, the Committee shall not waive any restrictions on a Grandfathered Award. No member of the Committee or the Board (and their delegates) shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award.
(d)To the extent permitted by applicable law, the Committee may delegate to one or more officers or managers of the Company or a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act.
1.05Limitations on Awards. A maximum of ~~2,750,000~~ 3,000,000 shares may be issued under the Plan, of which a maximum of ~~858,937~~ 455,133 shares of Common Stock may be issued following the Effective Date (all of which may be granted as Incentive Stock Options). The maximum number of shares of Common Stock that may be subject to Awards granted under the Plan to any Participant during any one-year period shall not exceed 500,000 shares. In addition, shares of Common Stock subject to any portion of a terminated, forfeited, cancelled or expired Award granted hereunder (including Awards granted prior to the Effective Date) may again be subject to grants and awards under the Plan as of the date of such termination, forfeiture, cancellation or expiration. Shares of Common Stock that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise of any Options under the Plan, as well as any shares of Common Stock exchanged by a Participant or withheld by the Company to satisfy the tax withholding obligations related to any Award under the Plan, shall not again be available for subsequent Awards under the Plan. In addition, (i) to the extent an Award is denominated in shares of Common Stock, but paid or settled in cash, the number of shares of Common Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) shares of Common Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan. All amounts in this Section 1.05 shall be adjusted, as applicable, in accordance with Article VI.

1.06Minimum Vesting Requirement. Subject to Section 1.04 and Articles V and VI, no Award or portion thereof shall provide for vesting prior to the first anniversary of its date of grant; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available pursuant to Section 1.05 may be granted under the Plan without regard to such minimum vesting provision.
II.STOCK OPTIONS
2.01Grant of Options. The Committee may grant Options to Participants and, to the extent Options are granted, shall determine the general terms and conditions of exercise, including any applicable vesting or performance requirements, which shall be set forth in a Participant’s Agreement. The Committee may designate any Option granted as either an Incentive Stock Option or a Nonqualified Stock Option, or the Committee may designate a portion of an Option as an Incentive Stock Option and the remainder as a Nonqualified Stock Option. An Option shall expire no later than the close of business on the tenth anniversary of the Grant Date. Any Participant may hold more than one Award under the Plan and any other plan of the Company or Affiliate.
2.02Incentive Stock Options. Any Option intended to constitute an Incentive Stock Option shall comply with the requirements of this Section 2.02 and shall only be granted to an Employee. No Incentive Stock Option shall be granted with an exercise price below its Fair Market Value on the Grant Date. An Incentive Stock Option shall not be granted to any Participant who owns (within the meaning of Code Section 424(d)) stock of the Company or any Affiliate possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate unless, at the Grant Date, the exercise price for the Option is at least 110% of the Fair Market Value of the shares of Common Stock subject to the Option and the Option, by its terms, is not exercisable more than 5 years after the Grant Date. The aggregate Fair Market Value of the underlying Common Stock (determined at the Grant Date) as to which Incentive Stock Options granted under the Plan (including a plan of an Affiliate) may first be exercised by a Participant in any one calendar year shall not exceed $100,000. To the extent that an Option intended to constitute an Incentive Stock Option shall violate the foregoing $100,000 limitation (or any other limitation set forth in Code Section 422), the portion of the Option that exceeds the $100,000 limitation (or fails any other Code Section 422 requirement) shall be deemed to constitute a Nonqualified Stock Option.
2.03Option Price. The Committee shall determine the per share exercise price for each Option granted under the Plan, but no Option shall be granted with an exercise price below 100% of the Fair Market Value of Common Stock on the Grant Date.
2.04Payment for Option Shares. Payment of the purchase price for shares of Common Stock to be acquired upon exercise of an Option granted hereunder shall be made in accordance with the process and procedures established by the Company and communicated to the Participant which may include, if the Company so approves, payment (a) in cash or by certified check, bank draft or money order at the time of exercise; (b) by tendering shares of Common Stock which are freely owned and held by the Participant independent of any restrictions, hypothecations or other encumbrances, duly endorsed for transfer (or with duly executed stock powers attached); (c) by using a cashless exercise procedure; or (d) by using a net exercise procedure in accordance with the process and procedures established by the Company and communicated to the Participant, or in any combination of the foregoing methods. If shares of Common Stock are tendered in payment of all or part of the exercise price, they shall be valued for such purpose at their Fair Market Value on the date of exercise and payment.
III.RESTRICTED STOCK AWARDS AND RESTRICTED STOCK UNITS; OTHER CASH BASED AND OTHER STOCK BASED AWARDS
3.01Restricted Stock and Restricted Stock Units. The Committee shall have the authority to grant Restricted Stock Awards and Restricted Stock Units to such Participants and for such number of shares of Common Stock as it shall designate. Such Restricted Stock Awards and Restricted Stock Units shall be evidenced by an Agreement that shall specify the terms thereof, including the Restricted Period, the number of shares of Common Stock subject to the Restricted Stock Award or Restricted Stock Unit, and such other provisions, which may include, among other things, vesting and performance goals, as the Committee shall determine.

3.02Other Cash Based and Stock Based Awards. The Committee is authorized to grant awards to Participants in the form of Other Cash Based Awards or Other Stock Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards shall be evidenced by an Agreement that shall specify the terms thereof, including the Restricted Period, the number of shares of Common Stock subject to the Award, and such other provisions, which may include, among other things, vesting and performance goals, as the Committee shall determine. The maximum amount that any Participant may receive with respect to Other Cash Based Awards which are intended to be Grandfathered Awards for any annual performance period is $2,500,000 (and for any other performance period other than one year, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve).
IV.GRANDFATHERED AWARDS
4.01Generally. Grandfathered Awards must comply with additional requirements set forth in this Article IV, which override any other provision set forth in this Plan:
4.02Payments. Payments under any Grandfathered Award shall be made solely on account of the attainment of one or more objective performance goals established in writing by the Committee not later than 90 days after the commencement of the period of service to which the Award relates (but in no event after 25 percent of the period of service has elapsed).
4.03Performance Goals. Each Grandfathered Award shall be based upon the attainment of specified levels of Company or Affiliate performance during a specified performance period, as measured by any or all of the following: (a) economic profit; (b) earnings per share; (c) operating income; (d) net income; (e) revenue; (f) book value per share, (g) return on capital; (h) total loan originations; (i) origination quality measures such as charge-off rates, collection rates, dollars collected or similar measures; (j) loan performance measures such as charge-off rates, collection rates, dollars collected; k) annual profitability; (l) market capitalization (m) business development goals; (n) customer satisfaction goals; (o) employee satisfaction goals; (p) strategic goals; and (q) any combination of any of the foregoing, or a specified increase or decrease of one or more of the foregoing over a specified period. The performance goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities. The Committee shall make equitable adjustments to the performance goals (1) in recognition of unusual or non-recurring events affecting the Company or any Subsidiary of the Company or the financial statements of the Company or any Subsidiary of the Company, (2) in recognition of changes in leverage of the Company or any Subsidiary of the Company affecting the Company or any Subsidiary of the Company or the financial statements of the Company or any Subsidiary of the Company, (3) in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices and changes in tax laws or rates, or (4) to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, related to the acquisition or disposal of a segment of a business, or related to a change or adjustment in accounting principles as appropriate to accurately reflect performance during a specified period.
4.04Committee Authority. Once granted, the Committee shall have the discretion to decrease but shall not have discretion to increase the amount earned under a Grandfathered Award, provided, however, that the Committee shall have the authority to make appropriate adjustments in performance goals under an Award as provided under Section 4.03 above.
4.05Committee Certification. For each performance period, the Committee shall certify, in writing: (a) if the Company or its Affiliate(s) (as applicable) has attained the performance targets; and (b) the cash or number of shares (or combination thereof) pursuant to the Grandfathered Award that shall be paid to each selected Employee or that become freely transferable upon attainment of the performance targets and/or other restrictions. The Committee may not waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of a Grandfathered Award unless doing so would not cause such Award to fail to be deductible as performance-based compensation under Code Section 162(m). No part of a Grandfathered Award shall be paid or become transferable until the Committee certifies in writing that the performance goals and restrictions have been satisfied.

V.TERMINATION OF EMPLOYMENT AND SERVICES
5.01Options.
(a)Unless otherwise provided in the applicable Agreement, if, prior to the date that an Option first becomes exercisable, a Participant’s status as an Employee, Non-Employee Director, or Independent Contractor is terminated for any reason, the Participant’s right to exercise the Option shall terminate and all rights thereunder shall cease as of the close of business on the date of such termination.
(b)For any Nonqualified Stock Option unless otherwise provided in the applicable Agreement and for any Incentive Stock Option, if, on or after the date that the Option first becomes exercisable, a Participant’s status as an Employee, Non-Employee Director, or Independent Contractor is terminated (1) for Cause, any unexercised portion of the Option (whether then exercisable or not) shall, as of the time of the Cause determination, immediately terminate, (2) due to death or Disability, then the Option, to the extent that it is exercisable on the date of termination, shall be exercisable only until the earlier of the one year anniversary of such termination or the “expiration date” set forth in the applicable Agreement, and (3) for any other reason (except as provided in the next sentence), then the Option, to the extent that it is exercisable on the date of termination, shall be exercisable only until the earlier of the three month anniversary of such termination or the “expiration date” set forth in the applicable Agreement. For any Nonqualified Stock Option, unless otherwise provided in the applicable Agreement, if, on or after the date that the Option first becomes exercisable, a Participant’s status as an Employee or Non-Employee Director is terminated due to Retirement, or is terminated involuntarily (other than for Cause or due to death or Disability) within 6 months following a Change in Control, then the Option, to the extent that it is exercisable on the date of termination, shall be exercisable until the “expiration date” set forth in the applicable Agreement. The Committee, at its discretion, may designate in the applicable Agreement a different post-termination period for exercise of a Nonqualified Stock Option and may extend the exercise period of any Option, but in no event may the post-termination exercise period exceed the tenth anniversary of the Grant Date; it being understood that the extension of the exercise term for an Incentive Stock Option may cause such Option to become a Nonqualified Stock Option.
(c)Shares of Common Stock subject to Options that are not exercised within the time allotted for exercise shall expire and be forfeited by the Participant as of the close of business on the date they are no longer exercisable.
5.02Restricted Stock Awards and Restricted Stock Units; Other Stock-Based and Cash-Based Awards. Unless otherwise provided in the applicable Agreement, if the status as an Employee, Non-Employee Director, or Independent Contractor of a Participant holding a Restricted Stock Award, Restricted Stock Unit or Other Cash-Based or Stock-Based Award terminates for any reason prior to the lapse of the Restricted Period or prior to satisfaction of the performance requirements of such Award, any shares of Common Stock subject to such Award as to which the Restricted Period has not yet lapsed or been waived or as to which such performance requirements have not been satisfied shall be forfeited by the Participant.
5.03Other Provisions. In each case unless otherwise required by Section 409A of the Code to avoid the imposition of additional taxes or penalties, (a) neither the transfer of a Participant from one corporation or division to another corporation or division among the Company and any of its Affiliates nor a leave of absence under the Company’s leave policy nor (b) the change in Participant’s classification as either an Employee, Non-Employee Director, or Independent Contractor shall be deemed to constitute a termination of status as a Participant for purposes of the Plan.
VI.ADJUSTMENTS AND CHANGE IN CONTROL
6.01Adjustments.
(a)If the Committee shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other corporate transaction or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (1) the number and type of shares of Common Stock which thereafter may be made the subject of Awards, (2) the number and type of shares of Common Stock subject to outstanding Awards, and (3) the exercise price with respect to any Option, or, if deemed appropriate, cancel outstanding Options and make provision for a cash payment to the holders thereof; provided, however, in each case, that with respect to Incentive Stock Options any such adjustment shall be made in accordance with Code Section 424 or any successor provision thereto.
(b)The foregoing adjustments shall be made by the Committee or, if such adjustment is required by the Board, then by the Board at the recommendation of the Committee. Any such adjustment shall provide for the elimination of any fractional share that might otherwise become subject to an Award.
6.02Change in Control. Upon the occurrence of a Change in Control, unless otherwise specified by the Committee in the recipient’s Agreement:
(a) with respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, in the event of a termination of a Participant’s service to the Company or any Affiliate thereof without Cause during the 24-month period following such Change in Control, on the date of such termination (1) such Award shall become fully vested and, if applicable, exercisable, (2) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (3) any performance conditions imposed with respect to Awards shall be deemed to be achieved based on actual performance levels;
(b)with respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, (1) such Award shall become fully vested and, if applicable, exercisable, (2) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (3) any performance conditions imposed with respect to Awards shall be deemed to be achieved based on actual performance levels;
(c)for purposes of this Section 6.02, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award is of comparable value and remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to shares of Common Stock, the Award instead confers the right to receive common stock of the acquiring or ultimate parent entity; and
(d)except as would result in the imposition of taxes or penalties under Section 409A of the Code, the Board or the Committee may, in its sole discretion, provide that each Award will be cancelled as of the Change in Control in exchange for a payment in cash or securities in an amount equal to (1) the excess of the consideration paid per share in the Change in Control over the exercise or purchase price (if any) per share subject to the Award, multiplied by (2) the number of shares granted under the Award. To the extent required to avoid the imposition of additional taxes under Section 409A of the Code, such Award shall be settled in accordance with its original terms or at such earlier time as permitted by Section 409A of the Code.
VII.MISCELLANEOUS
7.01Partial Exercise/Fractional Shares. The Committee may permit, and shall establish procedures for, the partial exercise of Options granted under the Plan. No fractional shares shall be issued in connection with the exercise or payment of a grant or award under the Plan; instead, the Fair Market Value of the fractional shares shall be paid in cash, or at the discretion of the Committee, the number of shares shall be rounded down to the nearest whole number of shares, and any fractional shares shall be disregarded.
7.02Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on an Award (including, without limitation, the right of the Committee to limit the time of exercise of an Option to specified periods) as may be required to satisfy the requirements of Rule 16b-3 of the Exchange Act (as such rule may be in effect at such time).
7.03Rights Prior to Issuance of Shares; Voting and Dividends. No Participant shall have any rights as a shareholder with respect to shares of Common Stock covered by an Award until the issuance of such shares as reflected on the books and records of the Company or its transfer agent. No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date the shares are issued. Notwithstanding the above, during the Restricted Period, Participants shall be considered record owners of any shares of Common Stock subject to any Restricted Stock Award held by them for purposes of determining who is entitled to vote such shares. In addition, unless otherwise determined by the Committee in the applicable Agreement, Participants who receive a Restricted Stock Award, Restricted Stock Unit, or Other-Stock Based Award shall be entitled to receive dividends or dividend equivalents, as applicable, paid on Common Stock subject to the Award. Such dividend or dividend equivalents shall be subject to the same restrictions as the Award with respect to which they were paid and, unless otherwise determined by the Committee in the applicable Agreement, will be settled in cash or Common Stock, in the discretion of the Committee, at the time that the underlying Award is settled.
7.04Non-Assignability. Unless otherwise determined by the Committee, neither an Award, nor the shares of Common Stock subject to an Award, may be transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant except by will or the laws of descent and distribution. No transfer of an Award shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will or such evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of the Award. Prior to the end of the Restricted Period, all rights with respect to the Common Stock subject to an Award granted to a Participant shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative. During the lifetime of a Participant, an Incentive Stock Option shall be exercised only by the Participant.
7.05Securities Laws.
(a)Anything to the contrary herein notwithstanding, the Company’s obligation to sell and deliver Common Stock pursuant to the exercise of an Award is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Company deems necessary or advisable. The Company shall not be required to sell or deliver Common Stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act of 1933, the Exchange Act, any other applicable federal laws, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or those of any stock exchange or stock market on which the Common Stock may be listed or traded, the provisions of any state laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws.
(b)The Committee may impose such restrictions on any shares of Common Stock subject to or underlying an Award as it may deem advisable, including, without limitation, restrictions (1) under applicable federal securities laws, (2) under the requirements of any stock exchange or other recognized trading market upon which such shares of Common Stock are then listed or traded, or (3) under any blue sky or state securities laws applicable to such shares. No shares of Common Stock shall be issued until counsel for the Company has determined that the Company has complied with all requirements under appropriate securities laws.
7.06Certificate Legend. Awards granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Awards are registered in the name of the Grantee, such certificates shall bear the following legend:
The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Credit Acceptance Corporation Amended and Restated Incentive Compensation Plan (the “Plan”), rules and administrative guidelines adopted pursuant to such Plan and an Agreement dated April 12, 2021. A copy of the Plan, such rules and such Agreement may be obtained from the Secretary of the Company.

Except as otherwise provided under the Plan, if the Restricted Period has elapsed or been waived by the Committee with respect to all or a portion of the Award represented by a certificate, the holder thereof shall be entitled to have the legend removed from such stock certificate with respect to the shares as to which the Restricted Period has elapsed. Any certificate evidencing the remaining shares shall continue to bear the legend. The Company shall have the right to retain any certificate representing shares of Common Stock subject to an Award until such time as all conditions and/or restrictions applicable to such shares of Common Stock have been satisfied.
7.07Withholding and Taxes. The Company shall have the right to withhold from a Participant’s compensation or require a Participant to remit sufficient funds to satisfy applicable withholding for income and employment taxes that become due upon the grant, exercise, vesting, or payment of an Award, as applicable. If a Participant is no longer employed by the Company at the time any applicable taxes with respect to the Award are due and must be remitted by the Company, the Participant shall pay applicable taxes to the Company, and the Company may delay issuance of a certificate or recording the ownership of the Common Stock on the books of the Company until proper payment of such taxes has been made by the Participant. If permitted in an Agreement or by the Committee at the time of exercise of an Option, a Participant may use a cashless exercise or net exercise procedure established by the Committee from time to time, or may tender previously acquired shares of Common Stock or have shares of Common Stock withheld from the shares of Common Stock to be received upon exercise, to satisfy the withholding obligation in whole or in part, such shares being valued for such purpose at Fair Market Value; provided that the Company shall not withhold from exercise more shares than are necessary to satisfy the established requirements of federal, state and local tax withholding obligations.
7.08Termination and Amendment.
(a)The Board may terminate the Plan, or the granting of Awards under the Plan, at any time. No new grants or awards of Incentive Stock Options shall be made under the Plan after the tenth anniversary of the Effective Date.
(b)The Board may amend or modify the Plan at any time and from time to time.
(c)Notwithstanding anything to the contrary in this Section 7.08, the requisite shareholder approval shall be required if and to the extent the Board or the Committee determines that such approval is appropriate or necessary for purposes of satisfying Sections 162(m) (with respect to Awards intended to qualify as Grandfathered Awards) or 422 of the Code or Rule 16b-3 or other applicable law.
(d)No amendment, modification or termination of the Plan shall adversely affect any Award previously granted under the Plan in any material way without the consent of the Participant holding the Award.
7.09Effect on Employment or Services. Neither the adoption of the Plan nor the granting of any Award pursuant to the Plan shall be deemed to create any right in any individual to be retained or continued in the employment or services of the Company or an Affiliate.
7.10Use of Proceeds. The proceeds received from the sale of Common Stock pursuant to the Plan shall be used for general corporate purposes of the Company.
7.11Shareholder Approval of Plan. The Plan shall be subject to the approval of the holders of at least a majority of the votes cast on the matter at a meeting of shareholders of the Company held within 12 months after adoption of the Plan by the Board. No Award granted under the Plan may be exercised or paid out in whole or in part unless the Plan has been approved by the shareholders as provided herein. If not approved by shareholders within 12 months after approval by the Board, the Plan and any Awards granted under the Plan shall be rescinded.
7.12Governing Law. The Plan and all actions taken under the Plan shall be governed and construed in accordance with Michigan law.
7.13Code Section 409A. It is intended that the payments and benefits under this Plan comply with, or as applicable, constitute a short-term deferral or otherwise be exempt from, the provisions of Section 409A of the

Code. The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant shall not be considered to have incurred a termination of employment or service for purposes of this Plan and no payments shall be due to Participant under this Plan providing for payment of amounts on termination of employment or service until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following Participant’s termination of employment shall instead be paid on the first business day after the date that is six months following Participant’s termination of employment (or upon Participant’s death, if earlier). In addition, for purposes of this Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Section 409A of the Code, shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding any provision of the Plan or any Agreement to the contrary, in the event that the Committee determines that any award may or does not comply with Section 409A of the Code, the Company may adopt such amendments to the Plan and the affected award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Plan and any award from the application of Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to award, or (b) comply with the requirements of Section 409A of the Code.

Credit Acceptance
We change lives!

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by June 2, 2023 at 1:00 A.M. Eastern time or if by Proxy Card it must be received by Computershare no later than May 31, 2023 at 9:00 A.M., Eastern time.

Online
Go to **www.envisionreports.com/CACC** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2023 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all the nominees listed, FOR Proposals 2, 3 and 5, and 1 YEAR for Proposal 4.

1. Election of Directors:

Nominee	For	Withhold
01 - Kenneth S. Booth	☐	☐
02 - Glenda J. Flanagan	☐	☐
03 - Vinayak R. Hegde	☐	☐
04 - Thomas N. Tryforos	☐	☐
05 - Scott J. Vassalluzzo	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of future advisory votes to approve named executive officer compensation.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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2023 Annual Meeting Admission Ticket

Credit Acceptance Corporation 2023 Annual Meeting of Shareholders

Friday, June 2, 2023, 8:00 a.m. Eastern Time
Credit Acceptance Corporation
25505 West Twelve Mile Road
Southfield, Michigan 48034

Upon arrival, please present this admission ticket and photo identification at the registration desk.

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Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CACC

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — Credit Acceptance Corporation

Notice of 2023 Annual Meeting of Shareholders

25505 West Twelve Mile Road, Southfield, Michigan 48034
Proxy Solicited by Board of Directors for Annual Meeting — June 2, 2023

The undersigned hereby constitutes and appoints Erin J. Kerber and Kenneth S. Booth, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote all the shares of Common Stock of Credit Acceptance Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on June 2, 2023 at 8:00 a.m., local time, and at any adjournments or postponements thereof, upon all matters properly coming before the meeting including, without limitation, those set forth in the related Notice of Meeting and Proxy Statement. This Proxy, when properly executed, will be voted in the manner directed. **IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 5, AND 1 YEAR FOR PROPOSAL 4 ON THE REVERSE SIDE.** In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 21, 2023 is unable to serve or, for good cause, will not serve. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated April 21, 2023, and the 2022 Annual Report to Shareholders, and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐